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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Magellan Health Services, Inc.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MAGELLAN HEALTH SERVICES, INC.
55 Nod Road
Avon, Connecticut 06001
www.MagellanHealth.com

April 8, 2009

Dear Shareholder:

        You are cordially invited to attend the 2009 annual meeting of shareholders of Magellan Health Services, Inc. to be held on Tuesday, May 19, 2009 at 9:00 a.m., local time, in the Towpath Ballroom of the Avon Old Farms Hotel, 279 Avon Mountain Road, Avon, Connecticut 06001.

        This year, three (3) directors are nominated for election to our board of directors. At the meeting, shareholders will be asked to: (i) elect three (3) directors to serve until our 2012 annual meeting; (ii) ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2009; and (iii) transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The accompanying proxy statement provides a detailed description of these proposals. We urge you to read the accompanying materials so that you may be informed about the business to be addressed at our annual meeting.

        It is important that your shares be represented at the annual meeting. Accordingly, we ask you, whether or not you plan to attend the annual meeting, to complete, sign and date your proxy and return it to us promptly in the enclosed envelope or to otherwise vote in accordance with the instructions on your proxy card. If you attend the meeting, you may vote in person, even if you have previously mailed-in your proxy. However, if you hold your shares in a brokerage account ("street name"), you will need to provide a proxy form from the institution that holds your shares reflecting stock ownership as of the record date, to be able to vote by ballot at the meeting.

        We look forward to seeing you at the meeting.

IF YOU PLAN TO ATTEND THE MEETING:

        Registration and seating will begin at 8:00 a.m. Shareholders and their guests will be asked to sign-in and may be asked to present valid picture identification. Shareholders holding stock in street name will need to obtain a proxy form from their broker or other institution that holds their shares to evidence stock ownership as of the record date.

Sincerely,

René Lerer, M.D. Chairman and Chief Executive Officer

MAGELLAN HEALTH SERVICES, INC.
55 Nod Road
Avon, Connecticut 06001
www.MagellanHealth.com

Notice of Annual Meeting of Shareholders

TIME AND DATE	9:00 a.m., local time, on Tuesday, May 19, 2009
PLACE	The Towpath Ballroom of the Avon Old Farms Hotel, 279 Avon Mountain Road, Avon, CT 06001
PURPOSE	(1) To elect three (3) members of the board of directors, to serve until our 2012 annual meeting;
(2) To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year 2009; and
(3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
RECORD DATE	You can vote if you are a shareholder of record at the close of business on March 31, 2009.
PROXY VOTING
It is important that you vote your shares. You can vote your shares by completing and returning the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 19, 2009

        Our proxy statement and form of proxy are enclosed along with our 2008 Annual Report to Shareholders. These materials are also available on our internet site at www.MagellanHealth.com/ar and www.MagellanHealth.com/proxy.

DANIEL N. GREGOIRE Secretary
Avon, Connecticut April 8, 2009

i

ii

MAGELLAN HEALTH SERVICES, INC.
55 Nod Road
Avon, Connecticut 06001

Proxy Statement for Annual Meeting of Shareholders
To Be Held May 19, 2009

INTRODUCTION

        This proxy statement is being furnished to shareholders of Magellan Health Services, Inc., a Delaware corporation (the "company," "we" or "us"), in connection with the solicitation of proxies by our board of directors for use at our annual meeting of shareholders to be held on Tuesday, May 19, 2009, at 9:00 a.m., local time, in the Towpath Ballroom of the Avon Old Farms Hotel, 279 Avon Mountain Road, Avon, Connecticut 06001, and any adjournment or postponement thereof. This proxy statement is dated April 8, 2009, and is first being mailed to shareholders along with the related form of proxy on or about April 8, 2009.

ABOUT THE MEETING

What is the purpose of the annual meeting?

        At the annual meeting, shareholders will be asked to consider and vote upon two proposals: (i) to elect three (3) directors to serve until the 2012 annual meeting ("Proposal Number One"); and (ii) to ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2009 ("Proposal Number Two"). In addition, management will report on our performance and respond to your questions.

Who is entitled to vote at the meeting?

        Only shareholders of record at the close of business on March 31, 2009, the date our board of directors has fixed as the record date for determining holders of outstanding shares of our Ordinary Common Stock, par value $.01 per share ("shares" or "common stock"), who are entitled to notice of and to vote at the annual meeting, are entitled to vote at the meeting.

What constitutes a quorum and why is one required?

        The presence at the meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the election of directors or any other matter on the record date, will constitute a quorum. A quorum is the minimum number of shares required by law to be present or represented by proxy at the annual meeting for any action to be taken at the annual meeting. As of March 31, 2009, the approximate number of holders of record of our common stock was 311, and 35,296,577 shares of our common stock were issued and outstanding. The presence, in person or by proxy, of the holders of common stock representing at least 17,648,289 votes would be required to establish a quorum.

        Abstentions and broker non-votes are counted for purposes of determining the number of shares represented at the meeting. Broker non-votes occur when a broker nominee, holding shares in street name for the beneficial owner of the shares, has not received voting instructions from the beneficial owner and does not have discretionary authority to vote. Proposal Number Two requires the affirmative vote of the holders of a majority of the shares present or represented by proxies at the meeting and entitled to vote on the matter. Brokers who decline to vote on those matters because they have not received voting instructions from the beneficial owner of shares are not considered to be entitled to vote on those matters. As a result, broker non-votes will have no effect on the outcome of those matters. Abstentions by shareholders entitled to vote on those matters will have the effect of a vote against Proposal Number Two.

        A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

How do I vote?

        If you complete and properly sign and return the accompanying proxy card in time for the meeting, it will be voted as you direct. If you are a registered shareholder on the record date and attend the meeting, you may deliver your completed proxy card in person. If your shares are held on the record date by a broker in street name and you wish to vote at the meeting in person or by proxy, you must obtain a proxy form from your broker to evidence your ownership and voting rights. Your votes will be counted by tellers of our transfer agent. These tellers will canvass the shareholders present at the annual meeting, count their votes and count the votes represented by proxies presented.

        Unless your proxy specifies otherwise, proxies will be voted (a) FOR the election of the nominated directors; (b) FOR the ratification of Ernst & Young LLP as our independent auditors for fiscal year 2009; and (c) otherwise in the discretion of the proxy holders as to any other matter that may come before the annual meeting. We expect that our current executive officers and members of our board of directors will vote their shares (representing approximately 2.8% of the shares of common stock issued and outstanding as of March 31, 2009) in favor of election of the nominee directors in Proposal Number One and in favor of Proposal Number Two, as presented in this proxy statement.

Can I change my vote?

        Any shareholder who has given a proxy has the power to revoke that proxy at any time before it is voted either: (i) by filing a written revocation or a duly executed proxy bearing a later date, by mail, with Daniel N. Gregoire, our Secretary, at Magellan Health Services, Inc., 55 Nod Road, Avon, Connecticut 06001; (ii) by appearing at the annual meeting and voting in person; or (iii) by casting another vote in the same manner as the original vote was cast. Attendance at the annual meeting will not in and of itself constitute the revocation of a proxy. Voting by those present during the conduct of the annual meeting will be by ballot.

What vote is required to approve each proposal?

        Election of Directors.    The affirmative vote of a plurality of the votes of the shares of common stock that are present in person or represented by proxy at the annual meeting and entitled to vote, is required to elect the directors.

        Ratification of Independent Auditors.    The affirmative vote of the holders of a majority of the votes that are present in person or represented by proxy at the annual meeting and entitled to vote, is required to approve this proposal.

        We will post the results of the voting on our internet site at www.MagellanHealth.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 19, 2009

        Under the rules of the U.S. Securities and Exchange Commission (the "SEC"), we have chosen to deliver proxy materials to shareholders under the "full set delivery option," i.e. by providing paper copies of the company's proxy statement and form of proxy for our annual meeting of shareholders to be held at 9:00 a.m., local time, on May 19, 2009, in the Towpath Ballroom of the Avon Old Farms Hotel, 279 Avon Mountain Road, Avon, Connecticut 06001, and our 2008 Annual Report to Shareholders. These materials are also available on our internet site at www.MagellanHealth.com/ar and www.MagellanHealth.com/proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Who are the largest owners of your stock?

        The following table sets forth certain information as of March 31, 2009 (except as otherwise noted) with respect to any person known by the company to be the beneficial owner of more than 5% of the outstanding shares of common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
HealthCor Management, L.P.(2)	3,200,000	9.1
152 West 57th Street, 47th Floor New York, NY 10019
Barclays Global Investors, NA(3)	2,706,622	7.7
400 Howard Street San Francisco, CA 94105
Renaissance Technologies LLC(4)	2,318,499	6.6
800 Third Avenue New York, NY 10022
BlackRock, Inc.(5)	2,188,118	6.2
40 East 52nd Street New York, NY 10022
TimesSquare Capital Management, LLC(6)	2,065,467	5.9
1177 Avenue of the Americas, 39th Floor New York, NY 10036
D.E. Shaw & Co., L.P.(7)	1,962,739	5.6
120 West 45th Street
Tower 45, 39th Floor New York, NY 10036
The Guardian Life Insurance Company of America(8)	1,837,429	5.2
[no address provided]

(1)
The information regarding the beneficial ownership of common stock by such individual or entity is included in reliance on its reports filed with the SEC, except that the percentage of common stock beneficially owned is based upon the company's calculations made in reliance upon the number of shares reported to be beneficially owned by such person or entity in such reports and on 35,296,577 shares of common stock issued and outstanding as of 3/31/09.

(2)
Based on information set forth in a Schedule 13D Amendment No. 1 filed on 11/6/08. HealthCor Management, L.P. is an investment manager exercising investment control over its affiliates and funds, HealthCor Associates, LLC, HealthCor Offshore, Ltd, HealthCor Hybrid Offshore, Ltd., and HealthCor Group, LLC. Also listed as having shared voting and dispositive power are HealthCor, L.P., HealthCor Capital, L.P., Arthur Cohen and Joseph Healey.

(3)
Based on information set forth in Schedule 13G filed on 2/5/09. Barclays Global Investors, NA is a bank which is affiliated with the following entities which hold voting and/or dispositive power over company shares: Barclays Global Fund Advisors, an investment adviser, and Barclays Global Investors, Ltd, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, Barclays Global Investors (Deutschland) AG,

  each of which is a non-U.S. institution. The shares reported are held in trust accounts for the benefit of the account beneficiaries.

(4)
Based on information set forth in Schedule 13G filed on 02/13/09. Renaissance Technologies LLC is an investment adviser managing certain funds and accounts. Also listed as having voting and dispositive power is James H. Simons, a control person of Renaissance Technologies LLC.

(5)
Based on information set forth in Schedule 13G Amendment No. 1 filed on 2/10/09. BlackRock, Inc. is the parent holding company of the following investment adviser subsidiaries which hold company stock: BlackRock Advisors LLC, BlackRock Asset Management U.K, Limited, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Japan Co. Ltd, BlackRock Investment Management UK Ltd and State Street Research & Management Co.

(6)
Based on information set forth in Schedule 13G Amendment No. 4 filed on 2/9/09. TimesSquare Capital Management, LLC is an investment adviser.

(7)
Based on information set forth in Schedule 13G Amendment No. 1 filed on 2/17/09. D.E. Shaw & Co., L.P. is an investment adviser and general partner to various affiliated funds including D.E. Shaw Valence Portfolios, L.L.C., D.E. Shaw Oculus Portfolios, L.L.C. and D.E. Shaw Synoptic Portfolios 2, L.L.C. David E. Shaw is the president and sole shareholder of D.E. Shaw & Co., Inc., the general partner of D.E. Shaw & Co., L.P., but he disclaims beneficial ownership over the shares listed above.

(8)
Based on information set forth in Schedule 13G Amendment No. 5 filed on 1/8/09. The Guardian Life Insurance Company of America is an insurance company and the parent of Guardian Investor Services LLC, an investment adviser and broker-dealer, and RS Investment Management Co. LLC, an investment adviser, both of which hold company shares.

How much stock do your executive officers and directors own?

        The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2009 (except as otherwise noted) by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; and (iii) all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class(3)
René Lerer, M.D.	461,539	1.3
Nancy L. Johnson	10,546	*
Eran Broshy	869	*
Michael P. Ressner	22,721	*
Michael Diament	22,721	*
William J. McBride	22,721	*
Robert M. Le Blanc	17,002	*
William D. Forrest	9,439	*
Jonathan N. Rubin	—	—
Raju L. Mantena, R.Ph.	235,228	*
Daniel N. Gregoire	114,266	*
Caskie Lewis-Clapper	80,575	*
Steven J. Shulman (4)	759,171	2.1
Mark S. Demilio(4)	191,075	*
All directors and executive officers as a group (13 persons)(5)	1,007,922	2.8

*
Less than 1.0% of total outstanding.

(1)
Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. This table is based upon information supplied by the directors and executive officers.

(2)
Includes as beneficially owned stock options held by such individuals which are exercisable or vesting within 60 days of 3/31/09, in accordance with SEC Rule 13d-3. Does not include stock options for which applicable performance hurdles have not been met. The above ownership figures include the following stock options:

Name	Options Held

René Lerer, M.D.	422,999
Nancy L. Johnson	6,264
Eran Broshy	—
Michael P. Ressner	12,120
Michael Diament	12,120
William J. McBride	12,120
Robert M. Le Blanc	12,120
William D. Forrest	5,451
Jonathan N. Rubin	—
Raju L. Mantena, R.Ph.	—
Daniel N. Gregoire	110,173
Caskie Lewis-Clapper	74,841
Steven J. Shulman	701,723
Mark S. Demilio	179,365
Tina Blasi	10,000
(3)
The percentage of common stock beneficially owned is based upon 35,296,577 shares of common stock issued and outstanding as of the above date.

(4)
The individual no longer serves as an executive officer or director of the company.

(5)
The number of directors and executive officers specified in this line does not include information for Messrs. Shulman, Demilio and Wise, who resigned prior to 3/31/09, and includes one executive officer not named above in the table, Tina Blasi.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC. Executive officers, directors and greater than 10% shareholders are required by the SEC to furnish us with copies of all Section 16(a) reports that they file.

        Based on our review of the copies of such reports, or written representations from certain reporting persons that no reports on Form 3, 4 or 5 were required for those persons, we believe that all reports required by Section 16(a) to be filed by our executive officers, directors and greater than 10% shareholders during 2008 were filed on a timely basis except for one late Form 4 filing by Russell Petrella. Mr. Petrella is no longer employed with the company.

 CORPORATE GOVERNANCE AND RELATED MATTERS

General

        The business and affairs of the company are managed under the direction of the board of directors. The size of the board is currently fixed at nine (9) directors, divided into three groups of directors who serve for staggered three-year terms. The board has been structured in this fashion to provide stability in the composition of the board and to encourage a long-term outlook by the board to allow it to formulate and implement our business plan. Prior to February 2009, the size of the board was fixed at ten (10) directors. In connection with the resignations of Messrs. Shulman and Wise in February 2009, the size of the board was reduced by one director and one director position currently remains open. The open director position is the position previously held by Mr. Shulman, which expires and is subject to election at the 2010 annual meeting.

        Several provisions of the company's by-laws and the policies adopted by the board are designed to promote effective and independent governance of the company. Under the by-laws, the board is required to present to the shareholders nominees for election as director and to take other corporate actions to cause the composition of the board, and in particular its Audit and Management Compensation Committees, to meet all applicable independence requirements. As described under "Director Independence" below, the NASDAQ Global Select Market ("NASDAQ") listing standards require the company's board to be comprised of a majority of independent directors. Additional independence requirements under NASDAQ and SEC rules apply to the composition of the Audit and Management Compensation Committees. Our board also has a Nominating/Corporate Governance Committee to identify and recommend individuals to the board for nomination as members of the board and to review corporate governance principles which apply to the company. Our by-laws provide for designation of a lead director to fulfill various leadership functions on behalf of the non-employee directors if the chairman of the board is not considered independent under applicable rules. Our chairman of the board, Dr. Lerer, currently also serves as our chief executive officer, so he is not considered independent. The board has also adopted corporate governance guidelines which address several issues with how the board functions; these guidelines are posted on the Corporate Governance section of our internet site at www.MagellanHealth.com.

Lead Director

        Currently, Mr. Le Blanc serves as the lead director of the board of directors. In that role, Mr. Le Blanc chairs the executive sessions of our outside (non-management) directors. In addition, Mr. Le Blanc has been designated the lead director for purposes of receiving communications from interested parties and from shareholders pursuant to rules of the SEC. Mr. Le Blanc is considered independent under applicable independence standards. You may express your concerns, whether such concerns relate to accounting-related matters or otherwise, by contacting the lead director through the communication channels set forth in the section entitled "Communications with Directors and Management" below.

Committees of the Board of Directors

        The board of directors has established an Audit Committee, a Management Compensation Committee and a Nominating/Corporate Governance Committee, each of which is comprised solely of independent directors. The standards for determining director independence are discussed under "Director Independence" below. The functions, responsibilities and members of each of the committees are also described below. Each committee operates under a charter which is posted on the Corporate Governance section of our internet site at www.MagellanHealth.com.

        Audit Committee.    The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act and has a written charter adopted by the board of directors,

which is available on our internet site at www.MagellanHealth.com. The primary function of the Audit Committee is to assist the board of directors in fulfilling its financial oversight responsibility by reviewing the company's financial statements, the other financial information that is proposed to be provided to our shareholders, the periodic financial reports filed with the SEC, the system of internal controls that management and the board of directors have established, and the audit process. The Audit Committee has the power to conduct or authorize investigations into any matter within the scope of its responsibilities and has unrestricted access to management, the company's internal audit staff and to current and former independent auditors and attorneys. The Audit Committee is responsible for selecting and engaging the independent auditors and the head of the company's internal audit functions, reviewing the scope and approach of the annual audit with the independent auditors, and pre-approving any audit and non-audit services to be performed by the independent auditors. The Audit Committee is also required to review and approve the company's "whistle blower" policies and procedures for employees to report fraud, accounting irregularities or other wrongdoing. It is authorized to retain independent counsel, accountants and others to assist it at the company's expense.

        The members of the Audit Committee are appointed annually by the board, and the Audit Committee must be composed of at least three directors, one of whom is appointed chairperson. The committee is required to meet at least five times per year, or more frequently as circumstances dictate. The current members of the Audit Committee are Michael Ressner (chairman), William McBride and Michael Diament. The board of directors has determined that each of Messrs. Ressner, McBride and Diament is independent for purposes of NASDAQ listing standards. The board has determined that Mr. Ressner is an "audit committee financial expert" as defined by Item 407 of SEC Regulation S-K, and has financial sophistication, as required by NASDAQ listing standards. The board has determined that each of Messrs. McBride and Diament is financially literate. Each member of the Audit Committee also meets the additional independence requirements for audit committees under SEC Rule 10a-3.

        Management Compensation Committee.    The Management Compensation Committee is responsible for overseeing our management compensation philosophies, policies, programs and practices. It has a written charter adopted by the board of directors which is available in the Corporate Governance section of our internet site at www.MagellanHealth.com. The committee establishes our general compensation philosophy and oversees the development and implementation of compensation programs. It also reviews and approves the means used for applying corporate goals and setting performance objectives to be used in determining the compensation of our chief executive officer, other executive officers and other members of senior management. The committee also reviews and approves the compensation for the chief executive officer and the other executive officers designated in this proxy statement as Named Executive Officers. The current members of the Management Compensation Committee are Michael Diament (chairman), Robert Le Blanc and William Forrest. The board of directors has determined that each of Messrs. Diament, Le Blanc and Forrest is independent for purposes of NASDAQ listing standards.

        Nominating/Corporate Governance Committee.    The Nominating/Corporate Governance Committee identifies and recommends individuals to the board for nomination as members of the board and its committees, oversees the company's ongoing efforts to ensure high standards of corporate governance and ethics and periodically reviews and makes recommendations to the board concerning governance issues. In nominating candidates, the committee takes into consideration the factors that it deems appropriate, including those described in the Nominating/Corporate Governance Committee Charter, which is available in the Corporate Governance section of our internet site at www.MagellanHealth.com. As provided in the company's by-laws, candidates for election to the board may also be nominated by shareholders who meet certain requirements. The process which the Nominating/Corporate Governance Committee follows in selecting nominees is described under "Process for Selecting Nominees to the Board" below. The current members of the Nominating/Corporate Governance Committee are William

McBride (chairman), Nancy Johnson and Eran Broshy. The board of directors has determined that each of Mr. McBride, Ms. Johnson and Mr. Broshy is independent for purposes of NASDAQ listing standards.

Number of Meetings and Attendance

        During 2008, the full board of directors held eight meetings, the Audit Committee held eleven meetings, the Management Compensation Committee held seven meetings and the Nominating/Corporate Governance Committee held five meetings. Each of the incumbent directors attended at least 75% of all of the 2008 meetings of the board of directors and the meetings in 2008 of the Audit, Management Compensation and Nominating/Corporate Governance Committees of which they were a member.

        While the board does not have a written policy regarding board member attendance at annual shareholder meetings, all members are encouraged to attend, and the decision to recommend an incumbent board member for re-nomination takes into account, among other criteria, the number of meetings attended and level of participation. All of the directors then serving attended the 2008 annual meeting of shareholders, except Ms. Johnson.

Directors' Compensation

        The following table sets forth, for the fiscal year ended December 31, 2008, the compensation paid by the company to its non-executive directors. The company does not pay any compensation in their capacity as directors to any directors who are also executive officers of the company. During 2008, Dr. Lerer served as both an executive officer and a director of the company. After year-end, Messrs. Shulman and Wise resigned from the board and Mr. Broshy was appointed to the board.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	All Other Compensation	Total
	($)	($)	($)	($)	($)
Nancy L. Johnson	81,500	89,453	30,883	—	201,836
Michael P. Ressner	117,500	89,453	30,883	—	237,836
Michael Diament	129,308	89,453	30,883	—	249,644
William J. McBride	118,000	89,453	30,883	—	238,336
Robert M. Le Blanc	94,154	89,453	30,883	—	214,490
William D. Forrest	86,500	105,245	69,211	—	260,956
Allen F. Wise(3)	83,654	89,453	30,883	—	203,990	(4)
Barry M. Smith	59,000	89,453	30,883	—	179,336	(5)
Steven J. Shulman(6)(3)	500,000	308,216	—	—	808,216	(7)

(1)
The amounts shown in this column represent amounts recognized in 2008 as compensation expense by the company for financial statement reporting purposes, without regard to forfeitures. Such expense is based on the grant-date closing market price of shares of restricted stock awarded to the director, and includes a portion of the expense resulting from awards of restricted stock made in 2007 which remained unvested during a portion of 2008, as well as a portion of expense resulting from awards of restricted stock made in 2008. Each independent director serving as of the close of business on the date of the 2008 annual meeting of shareholders (5/20/08) received an award of 3,382 restricted shares, which had a closing price of $36.96 on that date, under the 2008 Management Incentive Plan. Mr. Shulman's restricted share award is described in Note (5) below. Under the 2006 Director Equity Compensation Plan, each director serving as of the date of the 2007 annual meeting (5/15/07) received an award of 750 restricted shares which had a closing price of $44.49 on that date. In the case of Mr. Forrest, he also received a prorated award on 1/3/08 of

  606 restricted shares, which had a closing price of $46.52 on that date, in connection with his service on the board since July 25, 2007, the date of his appointment to the board. The grant-date fair value of the grants of restricted stock made in 2008 for all directors listed above other than Mr. Forrest was $125,000 and for Mr. Forrest was $28,191. In connection with his appointment to the board on 2/25/09, Mr. Broshy was awarded 869 shares of restricted stock, representing a pro rated grant valued at $28,083 based on the closing stock price of $32.31 on 3/2/09. The award is for his service from 2/25/09 to 5/19/09 and vests in full on 5/20/09, the same vesting date for awards to the other directors which were made on 5/20/08. The numbers of shares of restricted stock held and subject to vesting by the non-executive directors as of 12/31/08 were as follows:

Name	Restricted Shares Held
Nancy L. Johnson	3,382
Michael P. Ressner	3,382
Michael Diament	3,382
William J. McBride	3,382
Robert M. Le Blanc	3,382
William D. Forrest	3,382
Allen F. Wise	3,382
Barry M. Smith	—
Steven J. Shulman	13,528

The restricted shares held by Mr. Wise on 12/31/08 were forfeited when he resigned from the board on 2/24/09.

(2)
The amounts shown in this column represent amounts recognized in 2008 as compensation expense by the company for financial statement reporting purposes, without regard to forfeitures. Such expense is based on the grant-date fair value of the options, and represents a portion of the expense resulting from awards of options in 2007 which remained unvested during a portion of 2008. No additional options were awarded in 2008. For a description of the assumptions used in calculating the grant date fair value of the options for purposes of calculating compensation expense for financial reporting, see Note 7 to the financial statements included in the company's Annual Report on Form 10-K for the fiscal year ended 12/31/08. Under the 2006 Director Equity Compensation Plan, each director serving as of the close of business on the date of the 2007 annual meeting of shareholders (5/15/07) received an award of 6,264 options. The options were valued by our compensation consultant for purposes of determining awards at $15.98 per share using the Black-Scholes-Merton option pricing model. In the case of Mr. Forrest, he received a prorated award on 1/3/08 of 5,451 options, in connection with his service on the board since July 25, 2007, the date of his appointment to the board. Those options were valued for such purposes at $15.52 per share using the Black-Scholes-Merton option pricing model. The numbers of vested options held by the non-executive directors as of 12/31/08 were as follows:

Name	Vested Options Held
Nancy L. Johnson	6,264
Michael P. Ressner	12,120
Michael Diament	12,120
William J. McBride	12,120
Robert M. Le Blanc	12,120
William D. Forrest	5,451
Allen F. Wise	12,120
Barry M. Smith	—
Steven J. Shulman	666,909

(3)
Messrs. Shulman and Wise resigned from the board effective February 25, and 24, 2009, respectively.

(4)
Mr. Wise was reimbursed $106,175 for the cost of traveling by his personal aircraft to attend board meetings in person; this amount has not been included in his total compensation. Following Mr. Wise's resignation effective 2/24/09, he ceased to vest in any stock awards.

(5)
Mr. Smith resigned from the board effective 10/29/08. Following the effective date of his resignation, he ceased to vest in any stock awards.

(6)
As of February 19, 2008, Mr. Shulman's service as chief executive officer ended, but he retained his position as chairman of the board of directors for the remainder of 2008. The compensation information set forth above relates to his service as a director and not as an executive officer.

(7)
Mr. Shulman received an award of 13,528 restricted shares on 5/20/08, which were valued using the closing price of $36.96 on that date, for a total of $500,000. The award of restricted shares to Mr. Shulman for his service on the board was agreed-upon in his Transition Agreement. The vesting of the restricted shares was accelerated from 5/20/09 to 2/25/09. See "Executive Compensation—Compensation Discussion and Analysis—Transition Agreement with Mr. Shulman." Under his Transition Agreement, Mr. Shulman was entitled to the use of a company-provided airplane to attend board meetings in person, and the amount of $32,401 was attributed to him for this travel. This amount has not been included in his total compensation.

        Annual Board Fees.    In return for their services to the company as directors, the individuals who serve as members of the board of directors receive the fees listed below; provided that no compensation is paid to those members who are also serving as employees of the company:

Type of Fee	Committee	2008 Fee
Annual Retainer—all non-employee directors	N/A	$50,000
Committee Chair	Audit	20,000
	Compensation	20,000
	Nominating/Corporate Governance	10,000
Committee Member	Audit	15,000
	Compensation	10,000
	Nominating/Corporate Governance	10,000
Lead Director	N/A	20,000
Per meeting of the full board, attendance in person	N/A	2,000
Per meeting of the full board, attendance by telephone	N/A	1,000
Per committee meeting, attendance in person	N/A	1,500
Per committee meeting, attendance by telephone	N/A	1,000

        Equity Compensation.    For their services in 2008, independent directors serving as of the date of the 2008 annual meeting received awards of restricted shares under the 2008 Management Incentive Plan ("2008 MIP") with an aggregate fair market value at that time equal to $125,000, as measured by the closing price of the company's stock on that date. Directors whose service commenced after the date of the 2008 annual meeting are eligible to receive an award with a lesser aggregate fair market value as determined by the board. Mr. Broshy, who was appointed to the board on February 25, 2009, received a pro rated award with an aggregate value equal to $28,083, for his service from that date to the date of the 2009 annual meeting. Prior to the approval of the 2008 MIP by the company's shareholders at the 2008 annual meeting, the company awarded grants of restricted shares and stock options in accordance with a pre-determined formula.

        The Management Compensation Committee on February 7, 2008 approved a Director Share Ownership Policy which was implemented beginning in 2008. Under that policy, directors are required to maintain a minimum share ownership position equal in value to five times the annual retainer fee applicable to board members generally. For 2008, this annual retainer fee is $50,000, and directors will be required to hold shares with an aggregate fair market value equal to no less than $250,000. In order to effect this policy, directors will accumulate shares over time through regular grants as described above. However, directors will not be allowed to sell any shares unless they will retain share ownership with an aggregate fair market value equal to or greater than the required amount.

        The Management Compensation Committee has the responsibility of reviewing the schedule of fees payable to directors and the design of the company's equity compensation of directors. Following its review of these issues, its recommendations are forwarded to the board for approval. Equity awards to non-employee directors in 2006 and 2007 were approved by the shareholders at the 2006 annual meeting as formula awards under the 2006 Director Equity Compensation Plan. In 2007, the committee engaged Steven Hall & Partners, a nationally recognized compensation consulting firm, to advise it on changes to its cash and equity compensation policies for 2008. Based on input regarding market compensation from these consultants, the committee recommended adoption of the revised fee schedule set forth above. The committee also recommended the equity grant policies described above in connection with the proposed 2008 MIP. The board approved these recommendations.

Process for Selecting Nominees to the Board

        The Nominating/Corporate Governance Committee is responsible for, among other things, identifying, evaluating and recommending to the board and shareholders candidates for election as members of the board. The board has adopted for application by the committee in selecting candidates Corporate Governance Guidelines and a Policy for Selecting Nominees for Election as Directors, which are available on the Corporate Governance section of the company's internet site at www.MagellanHealth.com. Shareholders may participate in the nomination of directors by two methods: by recommending individual nominees for consideration for selection as nominees by the board of directors or by directly nominating an individual to be voted on by shareholders for election as a director. For further information on the nomination of directors directly by shareholders, see "Direct Shareholder Nominations" below. The Nominating/Corporate Governance Committee will evaluate and make recommendations to the board regarding individuals properly presented by shareholders as candidates for nomination by the board.

        In general, no specific search effort must be completed to fill a director position. In the case of a vacancy in a director position, the committee recommends to the board an individual to fill that vacancy either through appointment by the board or through election by the shareholders. The committee may retain a search firm to assist it in identifying and evaluating candidates. In nominating candidates, the committee may take into consideration the factors that it considers appropriate. These factors may include the candidates' personal qualities and characteristics; accomplishments and reputation in the business community; the candidate's current knowledge and contacts in the communities in which the company does business and in the company's industry; the candidate's experience with business and other organizations of comparable size; the candidate's ability and willingness to commit adequate time to board and committee matters; the candidate's ability to complement the skills of the other directors and potential directors in building a board that is effective, collegial and responsive to the needs of the company; and diversity of viewpoints, background, experience and other demographics. Other factors which the committee may consider in evaluating candidates are set out in the Policy for Selecting Nominees for Election as Directors. The Nominating/Corporate Governance Committee may consider candidates proposed by management, but it is not required to do so. The committee conducts appropriate inquiries into the background and qualifications of possible candidates.

        With respect to incumbent directors, the Nominating/Corporate Governance Committee reviews the director's overall service to the company during his or her term, including the number of meetings attended, level of participation, quality of performance, and circumstances that have presented or are expected to present a conflict of interest with the company. In general, no specific search effort must be initiated to conduct a search to fill the position of an incumbent director unless and until the board has determined that such director will not be re-nominated.

        In cases where members of the Nominating/Corporate Governance Committee are subject to re-election at the next annual meeting, those directors exclude themselves from any committee discussion or action on their nomination. Ms. Johnson excluded herself from discussion or action on her nomination for re-election at the 2009 annual meeting but participated in discussion and action on the other candidates for election as directors.

        The Nominating/Corporate Governance Committee also develops and recommends to the board standards to be applied in making determinations as to the absence of any material relationship between the company and a director and as to a director being otherwise considered independent under the NASDAQ rules.

        The Nominating/Corporate Governance Committee also identifies board members qualified to fill vacancies on any committee of the board (including the Nominating/Corporate Governance Committee) and recommends the appointment of members to fill those vacancies. In nominating a candidate for committee membership, the Nominating/Corporate Governance Committee takes into consideration the factors set forth in the charter of the committee, if any, and any other factors it deems appropriate.

        Dr. Lerer and Ms. Johnson were nominated for re-election, and Mr. Broshy was nominated for election for the first time, as directors at the annual meeting through the process described above. Mr. Broshy was identified and recommended by the Nominating/Corporate Governance Committee.

  Shareholder Recommendations

        Shareholders who wish to recommend an individual for consideration by the Nominating/Corporate Governance Committee as a prospective nominee for election to the board may do so by writing to our corporate secretary at 55 Nod Road, Avon, CT 06001, along with whatever supporting material the shareholder considers appropriate. All such shareholder-recommended candidates should satisfy the following criteria established by the Nominating/Corporate Governance Committee for its nominees for board membership:

  •
  The candidate should be an individual of accomplishment in his or her career.

  •
  The candidate should be able in carrying out his or her responsibilities as a director to make independent business judgments in an analytical manner and should exhibit practical wisdom and mature judgment.

  •
  The candidate should possess the highest personal and professional ethics, integrity and values, and should be committed to promoting the long-term interests of the company's stockholders, free of any relationship that may on a regular basis create conflict of interest between his or her directorial role and personal or other associative interests.

  •
  The candidate should have expertise and experience in an area pertinent to the company's business, and have the time to and, by personality, be capable of effectively providing advice and guidance to the management of the company based on that expertise and experience.

        In order for shareholder-recommended candidates to be considered in an orderly manner, generally, names and other supporting materials should be submitted not later than six months prior to the anniversary of the mailing date of the Company's most recent past annual meeting proxy statement, which will be October 8, 2009 for the 2010 annual meeting. Materials in support of a shareholder-recommended candidate should include:

  •
  All information about the candidate that is required to be disclosed in solicitations of proxies for election of directors or otherwise required under Regulation 14A under the Exchange Act, including a written consent to being named in the board's proxy statement as a nominee and to serving as a director if elected.

  •
  An indication of whether the candidate qualifies as "independent" under NASDAQ listing standards and securities law requirements relating to service on the Audit Committee.

  •
  The name and address of the recommending stockholder, as they appear on the company's books, and of any beneficial owner on whose behalf the recommendation is made.

  •
  The class and number of shares of the company's stock that are beneficially owned and held of record by such stockholder or beneficially owned by such beneficial owner.

  •
  Information regarding whether the recommending stockholder, beneficial owner or candidate or their affiliates have any plans or proposals for the company, including for any extraordinary transaction.

  •
  Whether the recommending stockholder, beneficial owner or candidate seeks to use the nomination to redress personal claims or grievances against the company or to further personal interests or special interests not shared by stockholders at large.

  Direct Shareholder Nominations

        In order to provide for the orderly consideration by shareholders of all nominees to be presented for election as directors by vote of the shareholders, our by-laws require that certain advance notice be given to the company of a nomination made by a shareholder. No shareholder provided the requisite notice for presentation of a nominee to be voted on at the upcoming annual meeting of shareholders. To nominate an individual to be voted on for election as a director at a future shareholder meeting, notice of the nomination must be given in writing to our corporate secretary at 55 Nod Road, Avon, CT 06001 by a shareholder entitled to notice of and to vote at the meeting. To be effective, the nomination must be received not later than 90 days prior to the anniversary date of the previous year's annual meeting, provided that if the date of the annual meeting is more than 30 days before or after the anniversary date of the previous annual meeting, the nomination must be received within 15 days after the public announcement by the company of the date of the annual meeting. The nomination must contain the following information to the extent known by the shareholder:

  •
  The name, age, business address, and residence address of the proposed nominee(s) and of the notifying shareholder.

  •
  The principal occupation of the proposed nominee.

  •
  A representation that the notifying shareholder intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice.

  •
  The class and total number of shares of capital stock and other company securities that are beneficially owned by the notifying shareholder and by the proposed nominee and, if such securities are not owned solely and directly by the notifying shareholder of the proposed nominee, the manner of beneficial ownership.

  •
  A description of all arrangements or understandings between the notifying shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination(s) are to be made by the notifying shareholder.

  •
  Such other information regarding the nominee proposed by such shareholder as would be required to be included in a proxy statement filed with the SEC pursuant to Regulation 14A under the Exchange Act had the nominee been nominated, or intended to be nominated, by the board.

  •
  The consent of the nominee to serve as a director of the company if so elected.

        The company may request any proposed nominee to furnish such other information as may reasonably be required by the company to determine the qualifications of the proposed nominee to serve as a director of the company. Within 15 days after receipt by the secretary of a shareholder notice of nomination, the board must instruct the secretary to advise the notifying shareholder of any deficiencies in the notice. The notifying shareholder must cure the deficiencies within 15 days of receipt of such notice.

Director Independence

        NASDAQ listing standards require that a majority of the company's board of directors be classified as independent directors. Under NASDAQ rules, no director qualifies as independent unless the director is not an officer or employee of the company and was not employed by the company during the preceding three years, and the board determines that the director has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. For various corporate governance purposes, including the composition of the Nominating/Corporate Governance Committee and the Management Compensation Committee, we have separately adopted a standard for determining when a director is independent which is identical to the NASDAQ standard. This standard is set forth below. In addition, the charters of the committees of the board may contain additional considerations which bear on a determination that their members are independent for purposes of service on those committees.

        Our Nominating/Corporate Governance Committee as one of its key functions periodically monitors and reviews the independence status of the directors. At its meeting held on February 25, 2009, the committee reported to the full board on its review of director independence. As part of receiving the committee report, the board reviewed and considered transactions and relationships between each director or any member of his or her immediate family and the company and its subsidiaries, including those reported under "Executive Officers—Certain Relationships and Related Party Transactions" below. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. In making this determination, the board applied the following standards, in addition to considering any other relevant facts and circumstances:

  •
  A director who is, or at any time during the past three years was, employed by the company, is not considered independent.

  •
  A director who accepted or who has a family member who accepted any payments from the company in excess of $120,000 during any period of twelve consecutive months within the three preceding years, except compensation for board or committee service, compensation paid to a family member who is an employee (other than an executive officer) of the company, and benefits under a tax-qualified retirement plan or non-discretionary compensation, is not considered independent.

  •
  A director who is a family member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer, is not considered independent.

  •
  A director who is, or has a family member who is, a partner in, or a controlling stockholder or any executive officer of, any organization to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more, other than payments arising from investments in the company's securities and payments under non-discretionary charitable contribution matching programs, is not considered independent.

  •
  A director who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the company serve on the compensation committee of such other entity, is not considered independent.

  •
  A director who is, or has a family member who is, a current partner of the company's outside auditor, or was a partner or employee of the company's outside auditor who worked on the company's audit at any time during any of the past three years, is not considered independent.

        In addition, the NASDAQ standards impose additional independence and qualification standards on the members of our Audit Committee. Under these standards, each committee member, in addition to meeting the definition of independence applicable to all non-employee directors, is prohibited from accepting directly or indirectly any consulting, advisory or other compensatory fee from the company or from being an affiliated person of the company, and must not have participated in the preparation of the company's financial statements at any time during the past three years.

        Under the standards set forth above, the board determined that all of its members, including each of the members of our Audit Committee, Management Compensation Committee and Nominating/Corporate Governance Committee, are independent as of the date of this proxy statement, except Dr. Lerer (our chief executive officer). The board also determined that Mr. Broshy, who was recently appointed and is nominated for election as a director, is independent as of the date of this proxy statement. Mr. Shulman, who served as a director until February 25, 2009, was not considered independent due to his service as the company's chief executive officer through February 19, 2008 and due to the terms of his Transition Agreement with the company. See "Executive Compensation—Compensation Discussion and Analysis—Transition Agreement with Mr. Shulman."

        With respect to Mr. Diament, the board considered whether his independence was affected by the fact that his brother and sister-in-law act as participating providers under contracts with the company's behavioral health subsidiary. However, in view of the fact that those individuals participate on standard economic terms as other providers, that the amount of their fees derived from the company was not material, and that the services provided by them represent bona fide services, the board determined that Mr. Diament's independence was not affected. The board also considered whether the independence of Mr. McBride was affected by the agreements and relationships that the company had during 2008 with AmeriGroup Corporation described below under "Executive Officers—Certain Relationships and Related Party Transactions." However, in view of his position with that company, the relative size of the transaction in relation to the company and AmeriGroup, and the lack of involvement of Mr. McBride in those agreements, the committee reported to the full board, and the board determined, that his independence was not affected by those matters.

Review of Related Person Transactions

        The board has adopted a Related Person Transaction Policy, the purpose of which is to address the reporting, review and approval or ratification of transactions with related persons. As a general matter, the company seeks to avoid related person transactions because they can involve potential or actual conflicts of interest and pose the risk that they may be, or be perceived to be, based on considerations other than the company's best interests. However, the company recognizes that in some circumstances transactions between the company and related persons may be incidental to the normal course of business or provide an opportunity that is in the best interests of the company, or that is not inconsistent with the best interests of the company and where it is not efficient to pursue an alternative transaction. A copy of the policy is available on the Corporate Governance section of our internet site at www.MagellanHealth.com.

        The policy applies to the following persons:

  •
  each director and executive officer of the company;

  •
  any nominee for election as a director of the company;

  •
  any security holder who is known to the company to own of record or beneficially more than five percent of any class of the company's voting securities; and

  •
  any immediate family member of any of the above persons.

For purposes of the policy, a related person transaction means any transaction or arrangement or series of transactions or arrangements in which the company participates (whether or not the company is a party) and a related person has a direct or indirect interest that is material to the related person. A related person's interest in a transaction or arrangement will be presumed material to that person unless it is clearly incidental in nature or has been determined in accordance with the policy to be immaterial in nature such that further review is not warranted. The policy lists several types of transactions or arrangements that are not considered related person transactions for purposes of the policy, some of which include the following:

  •
  use of property, equipment or other assets owned or provided by the company, including aircraft, vehicles, housing and computer or telephonic equipment, by a related person primarily for company business purposes, if such use is subject to other policies of the company regarding such use;

  •
  reimbursement of business expenses incurred by a director or executive officer in the performance of his or her duties and approved for reimbursement in accordance with the company's policies and practices; and

  •
  compensation arrangements for employees and consultants for their services as such that have been approved by the Management Compensation Committee, other than certain perquisites.

        Under the policy, except as otherwise provided, any director, nominee for director or executive officer who intends to enter into a related person transaction must disclose that intention and all material facts with respect to the transaction to the Audit Committee. Also, any officer or employee who intends to cause the company to enter into any related person transaction must disclose that intention and all material facts with respect to the transaction to his or her superior, who is responsible for seeing that that information is reported to the Audit Committee. As part of disclosing the material facts with respect to the transaction, the person proposing the transaction must provide specific details about his or her interest in the transaction, a description of the connection that person has with the transaction, the business justification for the transaction and other specific details. The Audit Committee must then review the related person transaction and approve the transaction before the transaction will be given effect. If the company in error enters into a related person transaction without pre-approval by the committee, the transaction must promptly upon discovery be presented to the Audit Committee for its review. The committee then will make a recommendation to management or the board whether undoing or modifying the transaction is appropriate and any disciplinary action or changes in the company's controls and procedures should be made.

        The Audit Committee may delegate its authority to review, approve or ratify related person transactions or categories of transactions, other than those involving a member of the committee, to the chairman of the committee where action is warranted between scheduled committee meetings. Any determination made under delegated authority must be presented to the full Audit Committee for review by the next regular meeting of the committee.

        In approving or ratifying a related person transaction, the Audit Committee will consider under the relevant facts and circumstances whether the transaction is in, or is not inconsistent with, the best interests of the company, including the following factors:

  •
  the position within or the relationship of the related person with the company;

  •
  the materiality of the transaction to the related person and the company;

  •
  the business purpose for and reasonableness of the transaction, taken in the context of alternatives available to the company;

  •
  whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms that the company offers generally to persons who are not related;

  •
  whether the transaction is in the ordinary course of the company's business and was proposed and considered in the ordinary course of business; and

  •
  the effect of the transaction on the company's business and operations.

        The policy may be changed at any time by the board.

        For a description of certain arrangements between the company and related parties, see "Executive Officers—Certain Relationships and Related Party Transactions," and for a description of certain arrangements with former executive officers, see "Executive Compensation—Compensation Discussion and Analysis—Transition Agreement with Mr. Shulman" and "—Arrangements in Connection with Resignation of Mr. Demilio" below.

Codes of Ethics

        The board has adopted a Code of Ethics for Directors, covering directors only, and a Code of Ethics for Covered Officers, covering senior executives and individuals reporting directly to the chief executive officer and finance department employees at a vice president level or above. In addition, the company has adopted a Corporate Compliance Handbook covering all employees. The codes and the handbook provide a framework for a comprehensive ethics and compliance process designed to ensure that we conduct our business in a legal and ethical manner. All covered persons are expected to understand and comply with the policies and obligations described in the codes and the handbook.

        The Code of Ethics for Directors deals with conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets, compliance with laws, insider trading and personal loans to executive officers and directors. The Code of Ethics for Covered Officers deals with good faith and fair dealing in all negotiations and transactions, actual and apparent conflicts of interest, responsible use and protection of company assets, disclosures filed with the SEC or otherwise communicated to the public, compliance with laws, prompt reporting of violations of the code of ethics and other applicable policies, and accountability with respect to compliance with the code of ethics.

        The handbook, among other things, contains a whistleblower policy that sets forth steps an employee should take if he or she has a question about a legal or ethical issue related to his or her job or the company, and prohibits retribution against any person raising an issue.

        The company will provide to any person without charge, upon request, copies of its Code of Ethics for Directors, Code of Ethics for Covered Officers and Corporate Compliance Handbook for all employees. Any such request should be made in writing to the Investor Relations Department, Magellan Health Services, Inc., 55 Nod Road, Avon, CT 06001. The Code of Ethics for Directors and Code of Ethics for Covered Officers are also available in the Corporate Governance section of our internet site at www.MagellanHealth.com. The company intends to disclose any future material amendments to the provisions of the codes of ethics and material waivers from such codes of ethics, if any, made with respect to any of its directors and executive officers on its internet site.

Disclosure Controls and Procedures

        We have adopted disclosure controls and procedures that are designed to ensure that all public financial disclosures are accurate, complete and timely. We have also created a disclosure committee, which is responsible for ensuring our compliance with the disclosure controls and procedures and for the evaluation of those procedures. If you become aware that our public disclosures are not accurate, complete or timely, or become aware of a transaction or development you believe may require disclosure, you should report the matter as soon as practicable to our corporate secretary at 55 Nod Road, Avon, Connecticut 06001.

Communications with Directors and Management

        We have several communications channels established for employees, shareholders and other interested parties to communicate with our management and/or our board of directors or committees thereof.

        Member and Provider Communications:    Our members and providers have specific mechanisms for contacting us regarding such matters as benefits, claims or other administrative matters. Member and provider contact information is available on our internet site at www.MagellanHealth.com. Although our employees and members of management address most of these matters, significant issues are brought to the attention of senior management and, in certain cases, the board of directors.

        Investor Relations:    We maintain an investor relations department that is responsible for communicating with current or prospective shareholders and addressing any issues raised by them. The contact information for our investor relations department is as follows:

    E-mail: ir@MagellanHealth.com

    Post Office Address:
    Investor Relations Department
    Magellan Health Services, Inc.
    55 Nod Road
    Avon, CT 06001
     Telephone: (877) 645-6464

        Lead Director:    You may communicate with Mr. Le Blanc, our lead director, through the following channels:

    E-mail: leaddirector@MagellanHealth.com.

    Post Office Address:
    Communications with Lead Director
    c/o Magellan Health Services, Inc.
    55 Nod Road
    Avon, CT 06001

        All communications to the lead director will be treated confidentially. Communications should clearly identify the issue being raised, the name of the party initiating the communication and contact information for potential follow-up.

        These communications will initially be received by a designee of the lead director who will log, track and summarize the matters raised in the communication. After consideration of the communication by the lead director, he may direct that such communications be presented to the full board of directors, the non-management directors, one or more board committees or management and may direct that matters raised in the communications be investigated by outside advisors or counsel or by management.

PROPOSAL NUMBER ONE
ELECTION OF DIRECTORS

        Our certificate of incorporation provides for a board of directors divided into three groups, each group having a different three-year term of office expiring at the annual meeting of shareholders in the relevant year. Directors are elected for a term of three years except in the case of elections to fill vacancies or newly created directorships.

        The board of directors currently consists of eight (8) persons: René Lerer, M.D., Michael P. Ressner, Michael Diament, William J. McBride, Robert M. Le Blanc, Eran Broshy, Nancy L. Johnson and William D. Forrest. The board of directors proposes that René Lerer, M.D. and Nancy Johnson, who are currently serving as directors, be re-elected to serve for terms of three (3) years and until the election and qualification of their successors. The board also proposes that Eran Broshy, who currently serves as a director by appointment of the board, be elected to serve for a term of three (3) years and until the election and qualification of his successor. The board is currently searching for and intends to appoint a new director after the meeting who will fill the director position previously held by Steven Shulman and stand for election at the 2010 annual meeting for a three-year term expiring in 2013. Shareholders will not be entitled to vote to fill this director position at the 2009 annual meeting. The proxies cannot be voted for a greater number of persons than the three nominees named. Unless a shareholder WITHHOLDS AUTHORITY, the holders of proxies representing shares of common stock will vote FOR the election of René Lerer, Nancy L. Johnson and Eran Broshy as directors. Each nominee has indicated his or her willingness to serve on the board, if elected, and the board of directors has no reason to believe that any nominee will decline or be unable to serve as a director. However, if a nominee will be unavailable for any reason, then the proxies may be voted for the election of such person as may be recommended by the board of directors.

        Michael P. Ressner and Michael Diament serve as directors whose terms expire in 2010. William J. McBride, Robert M. Le Blanc and William D. Forrest serve as directors whose terms expire in 2011. These directors are not standing for re-election because their terms of office as directors extend past the annual meeting.

Certain Information Regarding Our Directors and Executive Officers

        The following table lists the age and committee membership as of the date of this proxy statement of each nominee for director, each director continuing in office and each of our current executive officers who is a director. Descriptions of each person's business experience during the past five years are set forth in the next section, entitled "Directors."

 NOMINEES FOR ELECTION FOR TERMS EXPIRING IN 2012

Name	Age	Committee Membership
René Lerer, M.D.	53	—
Nancy L. Johnson	74	Nominating/Corporate Governance Committee
Eran Broshy	50	Nominating/Corporate Governance Committee

DIRECTORS WHOSE TERMS EXPIRE IN 2010

Name	Age	Committee Membership
Michael P. Ressner	60	Audit Committee (Chair)
Michael Diament	40	Management Compensation Committee (Chair), Audit Committee

DIRECTORS WHOSE TERMS EXPIRE IN 2011

Name	Age	Committee Membership
William J. McBride	64	Nominating/Corporate Governance Committee (Chair), Audit Committee
Robert M. Le Blanc	42	Management Compensation Committee
William D. Forrest	48	Management Compensation Committee

Directors

        Under the company's certificate of incorporation and by-laws, the number of directors is currently fixed at nine (9). At present, eight (8) directors are serving, and the board is conducting a search for and intends to appoint one additional director after the meeting for a term expiring in 2010, to fill the unexpired term of the position previously held by Mr. Shulman.

        The company's by-laws require a majority of directors to be independent in accordance with NASDAQ's listing standards. Upon the recommendation and with the assistance of the Nominating/Corporate Governance Committee, the board of directors has determined that except for Dr. Lerer, who is the company's chief executive officer, all directors are independent, as that term is defined by the NASDAQ listing standards. For a discussion of these independence standards see "Corporate Governance and Related Matters—Director Independence" above.

  Nominees for Election for Terms Expiring in 2012

        René Lerer, M.D. was appointed President and Chief Executive Officer of the company as of February 19, 2008. He was also appointed Chairman of the Board on February 25, 2009. Prior to being appointed President and Chief Executive Officer, he served as President and Chief Operating Officer of the company from October 2003 and as Chief Operating Officer of the company from January 2003. Dr. Lerer was first appointed to the board in 2004. Prior to joining the company, Dr. Lerer co-founded Internet HealthCare Group ("IHCG"), an early-stage healthcare technology venture fund, and served as its President from 1999 to 2002. Prior to IHCG, Dr. Lerer was employed by Prudential Healthcare, Inc. as its Chief Operating Officer from 1997 to 1999. Prior thereto, Dr. Lerer was employed by Value Health, Inc., a New York Stock Exchange-listed specialty managed healthcare company, and served as Senior Vice President—Operations of its Pharmacy and Disease Management Group from 1995 to 1997. Prior thereto, Dr. Lerer was employed by Value Health Sciences as Senior Vice President of Corporate Development from 1992 to 1994. Dr. Lerer is a member of the board of directors of IHCG and Digital Insurance, a private employee benefits service company.

        Nancy L. Johnson formerly served in the U.S. House of Representatives as a 12-term Congresswoman from the 5th District of Connecticut. She is currently a fellow at the Institute of Politics at Harvard University and since May 2007 has served as a senior policy analyst with the federal public policy group of the law firm of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. Ms. Johnson was first elected to the House in 1982 and served on the Committee on Ways and Means for nine terms, where she chaired at various times the Oversight, Human Resources and Health Subcommittees. Prior to her election to the House of Representatives, she served in the Connecticut Senate from 1977 to 1983. Ms. Johnson was first elected to the board in 2007. She currently serves as a member of the board of directors of National Campaign to Prevent Teen Pregnancy and the Information Technology Innovation Foundation. She also currently serves on the board of the Ash Institute for Democratic Governance and Innovation at the Harvard Kennedy School, on the U.S. Health Advisory Board of Pfizer Corporation, on the United States Naval Academy Board of Visitors, on the board of trustees of John Marshal Law School and on the health policy fellowship advisory board of the Robert Wood Johnson Foundation.

        Eran Broshy was appointed to the board in February 2009. He currently serves as the Executive Chairman of the board of directors of inVentiv Health, Inc., a NASDAQ-listed company that delivers a broad range of customized clinical, communications, commercial and patient outcome solutions to leading global pharmaceutical and life sciences companies. Mr. Broshy led inVentiv as its Chief Executive Officer from its initial public listing in 1999 until his retirement in June 2008. Prior to joining inVentiv, he served as a partner responsible for the healthcare practice of The Boston Consulting Group ("BCG") across the Americas. During his career at BCG from 1984 to 1998, Mr. Broshy consulted widely with senior executives from a number of the major global pharmaceutical manufacturers, managed care organizations and academic medical centers, and advised on a range of strategic, organizational and operational issues. He also served as President and Chief Executive Officer of Coelacanth Corporation, a privately-held biotechnology company. Mr. Broshy currently serves on the board of directors of Neurogen Corporation, a NASDAQ-listed biotechnology company, and Correlagen Diagnostics, Inc., a private genetic testing company. He also serves on the Simon Wiesenthal Center's New York Executive Board.

  Directors Whose Terms Expire in 2010

        Michael P. Ressner retired from Nortel Networks where between 1980 and 2003 he was a senior executive with functional responsibilities that spanned the areas of finance and general management. Mr. Ressner was an adjunct professor of Finance and Accounting at the North Carolina State University College of Management between 2003 and 2005. He now sits on the advisory board of the Enterprise Risk Management Institute at North Carolina State University. Mr. Ressner was initially appointed to the board in 2004. Mr. Ressner currently serves on the boards of directors at three public companies other than our company: Exide Technologies, Tekelec and Entrust. He previously served on the boards of directors of Arsenal Digital Solutions, Riverstone Networks, Proxim Corporation, WilTel Communications Group, Inc., Netgear, and Arris Interactive. As a member of the Executive Service Corps, Mr. Ressner participates in assignments that focus on providing financial management and governance consultancy to not-for-profit organizations in the Raleigh/Durham/Chapel Hill area.

        Michael Diament formerly served as Portfolio Manager and Director of Bankruptcies and Restructurings from January 2001 to February 2006 for Q Investments, an investment management firm. From February 2000 until January 2001, Mr. Diament was a Senior Research Analyst for Sandell Asset Management, an investment management firm, and served as Vice President of Havens Advisors, an investment management firm, from July 1998 to January 2000. He was first appointed to the board in 2004. He also serves on the board of J.L. French Automotive Castings, Inc., a privately-held auto parts company. He previously served on the board of directors of i2 Technologies, Inc., WilTel

Communications Group, Inc. and Mark IV Industries, a privately-held manufacturer of engineered systems and components.

  Directors Whose Terms Expire In 2011

        William J. McBride was first appointed to the board in 2004. Mr. McBride is currently retired. Prior to his retirement in 1995, Mr. McBride had been a director of Value Health, Inc., a New York Stock Exchange-listed specialty managed care company which included Value Behavioral Health, one of the largest behavioral health managed care companies at the time. From 1987 to 1995, Mr. McBride served as President and Chief Operating Officer of Value Health, Inc., overseeing all operational activities of the company and its subsidiaries. Prior to his tenure at Value Health, Mr. McBride spent 15 years in a variety of positions with INA Corporation and its successor, CIGNA Corporation, including serving as President and Chief Executive Officer of CIGNA Healthplan, Inc. Mr. McBride currently serves on the board of directors of AmeriGroup Corporation, a managed healthcare company focused on providing services to Medicaid recipients, Evolution Benefits, Inc., a private insurance services company, Internet HealthCare Group, an early-stage healthcare technology venture fund, and Women's Health USA, Inc., a private healthcare services company.

        Robert M. Le Blanc, the board's lead director, is a Managing Director for Onex Corporation. Mr. Le Blanc was first appointed to the board in 2004. Prior to joining Onex in 1999, Mr. Le Blanc worked for Berkshire Hathaway for seven years. From 1988 to 1992, Mr. Leblanc worked for General Electric. Mr. Leblanc also serves as a Director of Res-Care, Inc., a publicly-traded human service company for the disabled, Center for Diagnostic Imaging, Inc., a national network of outpatient diagnostic imaging centers, First Berkshire Hathaway Life, Emergency Medical Services Corporation, a publicly-traded provider of emergency medical services in the United States, Cypress Insurance Group, Inc., a full-service insurance agency, The Warranty Group, a provider of warranty and service contracts, Carestream Health, Inc., a provider of medical and dental imaging systems, and Connecticut Children's Medical Center.

        William D. Forrest was first appointed to the board in July 2007. He is a managing partner and equity owner of Tower Three Partners, LLC, a private equity fund that invests in distressed companies requiring operational and/or financial restructuring. He served as the non-executive chairman of Cosi, Inc., a national restaurant chain which is listed on NASDAQ, from December 2006 through November 2008. He served as the executive chairman of Cosi from April 2003 until December 2006. Prior to joining Cosi, Mr. Forrest was a managing director with the restructuring group at the international investment bank, Gleacher Partners. Prior to his position at Gleacher Partners, he was a managing director of Catterton Forrest LLC, where he was responsible for the acquisition and management of portfolio companies in the troubled business space. Mr. Forrest is a Certified Turnaround Professional. He began his professional career in the consulting division of Laventhol & Horvath. Throughout his career, he has served in executive management, investment banking and investor roles with organizations in a variety of industries including healthcare, manufacturing and food service.

Director Election and Terms of Office

        Mr. Broshy is currently nominated for election for a three-year term to extend until the 2012 annual meeting of stockholders and Dr. Lerer and Ms. Johnson are currently nominated for re-election for a three-year term to extend until the 2012 annual meeting. Messrs. Ressner and Diament are currently serving for a three-year term to extend until the 2010 annual meeting. The board intends to appoint one additional director after the meeting to fill the director position previously held by Mr. Shulman, the term of which will extend until the 2010 annual meeting. Messrs. McBride, Le Blanc and Forrest are currently serving for a three-year term to extend until the 2011 annual meeting. In each case, the term of office will extend until the indicated annual meeting and the election and qualification of their respective successors, or their earlier death, incapacity, resignation or removal.

Arrangements Regarding the Nomination of Directors

        There is no agreement or arrangement whereby any director or other individual has been nominated or will be re-nominated to serve as a director of the company, except in the case of Dr. Lerer. Under his employment agreement entered into on February 19, 2008, Dr. Lerer is to serve as a member of the board and any failure by the company to elect or re-elect him to the board is considered to give him "good reason" to terminate that agreement and receive the compensation and other benefits described under "Executive Officers—Employment Contracts and Termination of Employment and Change of Control Payments" below. All directors are elected by the holders of common stock, voting as a single voting group.

        Certain provisions of the company's certificate of incorporation and by-laws govern the nomination and election of the company's directors. In accordance with the company's by-laws, the board of directors is required to nominate for election at each annual meeting of shareholders candidates who, if elected, will cause a majority of the members of the board of directors of the company to be independent directors, as determined in accordance with the listing standards of NASDAQ (and to meet certain other requirements regarding independence for membership on the Audit, Management Compensation and Nominating/Corporate Governance Committees, as well as corporate governance guidelines adopted by the board). Nominations may also be made by shareholders in accordance with certain procedures established by the by-laws and nominations not made in compliance with the requirements established thereby may not be given effect.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General

  Executive Compensation Philosophy

        Our compensation programs and policies are designed to attract, retain and reward individuals of outstanding ability in key executive positions, in order to deliver value to our shareholders. Specifically, our compensation programs have been developed using the following principles:

  •
  Pay for Performance:  Our philosophy is that an individual's compensation should reflect his or her individual performance, the performance of his or her area of responsibility, and the performance of the company as a whole. Corporate strategic goals are set and formally revisited by our board on an annual basis. Each executive's performance for a year is evaluated in relation to the corporate strategic goals for the year pertaining to his or her area of responsibility. These same strategic goals serve as a framework on which all employee performance evaluations are derived.

  •
  Competitive Pay:  We believe that the overall compensation package for each executive should be competitive, as determined, where available, by market-based compensation data pertinent to his or her position. In determining competitive compensation levels, we consider comparable companies. We endeavor to set base compensation at a level modestly above the average determined by pertinent market-based compensation data in order to recruit and retain appropriate personnel and to set variable pay on terms and at levels that will be materially above the average where performance is correspondingly above average. Because we believe that it is necessary to attract superior executive talent to achieve our business objectives, targeted leadership positions that will most leverage company performance are benchmarked at the 75th percentile within the group of comparable companies. We conduct an annual review of both competitive market data, as well as a comprehensive assessment of company, business unit and individual performance to ensure pay remains both competitive, as well as intricately linked to performance.

  •
  Alignment with Company Goals:  Our compensation programs are designed to support both the short-term and long-term financial, operating and other goals of the company. We seek to balance the mix of long- and short-term variable compensation to create incentives for the achievement by each executive of performance goals aligned with our long- and short-term goals, to help ensure execution of such goals through achievement of specific company-wide, business unit and individual objectives associated with such long- and short-term goals.

  •
  Alignment with Shareholder Interests:  We believe that senior management's compensation should include long-term incentives that encourage performance that builds long-term value for both the company and our shareholders. To that end, compensation program components balance the need to incent and reward short-term results (e.g., through the Short Term Incentive Plan ("STIP")) with long-term results as reflected by the market performance over time of the company's common stock (e.g., through equity awards under the 2008 Management Incentive Plan ("2008 MIP") and predecessor plans).

  Role of the Management Compensation Committee

        The Management Compensation Committee (the "committee") of our board of directors is comprised of three (3) members of the board who are not current or former employees of the company and who the board has determined are independent for purposes of NASDAQ listing standards. See "Corporate Governance and Related Matters—Director Independence" above. The duties and responsibilities of the committee include: (i) establishment of our general compensation philosophy, and oversight of the development and implementation of compensation programs; (ii) review and approval of the means used for applying our corporate goals, and our specific company-wide and business unit performance objectives to be used in determining the compensation of our chief executive officer, other Named Executive Officers listed in the compensation tables which follow this "Compensation Discussion and Analysis" section and other members of senior management; (iii) review and approval of compensation for our chief executive officer and our other Named Executive Officers; (iv) the development of recommendations to our board with respect to our various compensation plans and programs and overseeing the activities of the individuals and committees responsible for administering these plans; and (v) oversight of regulatory compliance with respect to compensation matters. In practice, the committee specifically determines the compensation payable to the Named Executive Officers, our other executive officers and our controller, Jeffrey West, with input from pertinent management personnel, independent compensation consultants and other advisers. The committee periodically (but at least annually) reviews tally sheets for each of our Named Executive Officers which detail each and every component of each person's total compensation.

  Compensation Consultants

        The committee has engaged Steven Hall & Partners, a nationally recognized compensation consulting firm, to act as its independent compensation consultant and provide the committee with information supporting compensation decisions with respect to our Named Executive Officers and other executive officers and key employees for their compensation in 2008 and 2009 and to review and advise the company on its management compensation plans and programs. These consultants were engaged directly by the committee although they periodically interact with management to gather relevant data, to implement compensation plans and programs and to assist in the preparation of the company's proxy statement and other public filings. The committee has sole authority to determine the compensation for and to terminate Steven Hall & Partners' services. The committee annually instructs the consultants to perform a market analysis and develop competitive market data of comparable companies for all elements of compensation. Based on its market analysis, the consultants formulate a range of values within major elements of compensation, which the committee considers in making its compensation decisions. The committee also reviews and considers compensation data surveys from a number of other independent sources.

  Comparable Companies and Other Market Data Assessment

        In setting compensation levels for our executive officers, the committee considers several sources of data, consistent with the philosophy and objectives of our compensation program. Because we have few similar peer companies with which we compete, we use several data sources in our market analysis. Specifically, the companies used in our market analysis are selected based on similar industry, business, size, and revenue characteristics. Comparable companies assessed as part of the compensation decisions taken in 2008 were: AmeriGroup Corporation, Centene Corporation and Coventry Health Care, Inc. The committee also considers market survey data based on the executive officer's discipline, company size, and revenue. For all of these analyses, total remuneration is considered, including base salary, bonus (short-term incentive awards) and equity and other long-term incentive awards.

  Mix of Compensation

        Consistent with our compensation philosophy, our total remuneration for executive officers is designed to attract and retain appropriate talent and encourage performance that builds long-term value for both the company and its shareholders. The committee annually sets target compensation for each of the Named Executive Officers (other than Mr. Mantena), which is allocated among a three-part program which includes base pay and benefits, Short-Term Incentive Plan ("STIP") bonuses, and equity awards. In general, base pay is determined by the company's assessment of the degree of leverage which the individual has over company performance. Bonus is awarded based on annual performance relative to pre-set company-wide and individual performance criteria. Equity awards are made by determining a target value representing a multiple of base pay, divided by a per share value yielded by the Black-Scholes-Merton option pricing model ("Black-Scholes") or other valuation model for the equity instrument awarded. Each component is intended to address a goal of our compensation philosophy: base pay and benefits are designed to attract top talent; our STIP bonuses are designed to reward short-term (annual) results; and the equity component of our compensation plan is designed to reward longer term results consistent with shareholder returns and promote retention. The committee believes this three-part program properly aligns incentives to management to maximize the sustainability of the company's performance over time.

Compensation Program Components and Rationale for our Named Executive Officers

        The compensation packages for our Named Executive Officers (other than Mr. Mantena, as described below) are designed to set total compensation at levels that reflect both personal and organizational performance and results. Each of our Named Executive Officers has an employment agreement that establishes his or her base salary and, other than for Mr. Mantena and Ms. Lewis-Clapper, bonus opportunity that was agreed upon following arm's length negotiations with the respective individual. The company entered into a new employment agreement with Dr. Lerer upon his appointment as chief executive officer of the company on February 19, 2008, based on negotiations between him and the committee and other members of the board. The company also entered into an employment agreement with Mr. Rubin on August 11, 2008, prior to him formally becoming chief financial officer of the company as of September 8, 2008, based on negotiations with him. Each of these agreements has been reviewed and approved by the committee. The employment agreement with Mr. Mantena was negotiated in connection with the company's July 2006 acquisition of ICORE Health Care, LLC ("ICORE"), of which he was a principal owner, prior to becoming an executive officer of the company. The terms of his employment were approved by the full board as part of the terms of the larger ICORE transaction. See "Executive Officers—Employment Contracts and Termination of Employment and Change of Control Payments" below. The employment agreements with Mr. Gregoire and Ms. Lewis-Clapper have been approved by the committee. The company entered into certain amendments to the employment agreements with Dr. Lerer on December 16, 2008 and with Messrs. Mantena and Gregoire, Ms. Lewis-Clapper and other executives on December 1, 2008, to make various non-material changes to ensure compliance with Section 409A of the Internal Revenue Code.

        In determining annual adjustments to base salary, annual bonus awards (short-term incentive) and annual equity awards (long-term incentive) for our Named Executive Officers, the committee considers recommendations of the chief executive officer (except in the case of his own compensation) based on his assessment of each executive's performance and results and in the context of market data provided by the committee's independent compensation consultants.

  Base Salary

        Base salary is intended to provide basic financial security to our Named Executive Officers, so it is not made subject to performance risk in any year. In determining the base salary for each of our Named Executive Officers (other than Mr. Mantena), the committee considers such factors as existing contractual commitments, competitive market data, compensation opportunities perceived to be necessary to retain him or her, individual performance, the scope, complexity, difficulty and criticality of the individual executive officer's role with the company, and prior compensation. The employment agreement with Dr. Lerer entered into in February 2008, as amended, and the employment agreement with Mr. Rubin entered into in August 2008, specify an initial base salary amount subject to annual adjustment based on performance reviews. When he assumed the position of chief executive officer on

February 19, 2008, Dr. Lerer's base salary was increased by 29% to $900,000 as a result of the board's recognition of the responsibilities associated with the position of chief executive officer and his negotiations with the board over his new employment agreement. In connection with his hiring on August 11, 2008, Mr. Rubin's base salary was set at $400,000 based on a market assessment using comparable company data and other survey data.

        The employment agreement entered into with Mr. Mantena in July 2006 as part of the ICORE transaction specifies a base salary subject to upward review from time to time. Mr. Mantena's initial salary was negotiated as part of the ICORE acquisition and has remained unchanged since that time.

        We also entered into employment agreements with our chief human resources officer, Ms. Lewis-Clapper, when she relocated to the company's corporate headquarters in August 2004, and with our general counsel, Mr. Gregoire, when he joined the company in January 2005. Both of these employment agreements specify an initial base salary subject to annual adjustment based on performance reviews. We determined initial base salary for Mr. Gregoire and Ms. Lewis-Clapper by conducting a market assessment to determine an appropriate pay range for the position, using comparable company data, comparable talent data, and other survey data as appropriate.

        To determine the adjustment to base salary payable in 2008 for Messrs. Demilio (our former chief financial officer) and Gregoire and Ms. Lewis-Clapper, Dr. Lerer articulated the overall company strategy, and each executive created a "scorecard" for his respective area of responsibility that reflected the company's goals. At the end of each year, each executive completed a self-assessment based on his scorecard and arrived at a quantitative score for the year. Dr. Lerer then reviewed the self-assessments, and completed his own analysis of each executive's performance, and assigned a quantitative rating resulting in a recommended increase percentage in the executive's base salary. The committee reviewed Dr. Lerer's recommendation for base salary increases for 2008 and adjusted the increases based on its discretion. As a result of this process, the committee decided to increase the base salary amounts for Mr. Demilio by 4%, Mr. Gregoire by 4% and Ms. Lewis-Clapper by 4%. Based on its review of relevant data, the committee determined that these increases were generally in line with inflation, were consistent with market increases at comparable companies and reflected that all of our Named Executive Officers had met and exceeded their performance scorecards and goals.

        In determining adjustments to base salary payable in 2009, Dr. Lerer followed the process outlined above. The committee reviewed Dr. Lerer's recommendations and adjusted the increases based on its discretion. As a result, it decided to increase the base salary amounts for Dr. Lerer and Mr. Rubin by 2% and to increase the base salary of Mr. Gregoire and Ms. Lewis-Clapper by 2% plus the amount of the $4,000 financial planning perquisite which it previously offered to them but decided to discontinue. The committee set these increases at 2% in order to partially defray the effect of inflation.

  Annual Bonuses

        We have established an annual short-term incentive plan, the STIP, which is described under "Benefit Plans and Awards—Annual Incentive Plan" below. The STIP provides cash bonuses and is available to all management, including our Named Executive Officers, although we have not made awards under the STIP to Mr. Mantena. The STIP has been utilized in recent years as the primary vehicle for providing management with short-term incentives. At the beginning of each fiscal year, the committee, with input from the chief executive officer and other members of management, establishes performance goals for the STIP bonus pool. At the end of the fiscal year, the committee then reviews the company's and the individual's performance relative to those performance goals and determines whether the goals were achieved and decides on the level of funding for the annual bonuses. Annual bonuses are paid in the first quarter of the year following the fiscal year to which the bonuses relate. The bonuses paid in 2009 were for work performed during 2008.

        Prior to 2008, the committee set a single segment profit target related to our overall segment profit for all of the company's segments combined. For 2008, the committee set three performance targets for funding cash bonuses. The bonus pool for 2008 was funded based on the company exceeding a total company segment profit target of $210 million, net of $97.2 in budgeted corporate overhead expense (40% of pool), a combined segment profit of our behavioral health segments (including commercial and public sector) of $253.4 million (25% of pool), and a combined segment profit of our radiology benefits management and specialty pharmacy benefits management segments of $53.8 million (35% of pool). The committee set these performance targets to create incentives for management to maintain and promote growth of the company's earnings as a whole with a particular emphasis on the success of each of our business segments, with an emphasis on creating a greater incentive to grow our radiology benefits management and specialty pharmacy businesses. During 2008 the company achieved 107.0%, 101.5% and 121.2% of these segment profit targets.

        We define "segment profit" as profit or loss from continuing operations before stock compensation expense, depreciation and amortization, interest expense, interest income, gain on sale of assets, special charges or benefits, income taxes and minority interest. We use segment profit information for internal reporting and control purposes and consider it important in making decisions regarding the allocation of capital and other resources, risk assessment and employee compensation, among other matters. Segment profit information referred to in this proxy statement may be considered a non-GAAP financial measure. Further information regarding this measure, including the reasons management considers this information useful to investors and a reconciliation to the GAAP measure "Income from continuing operations before income taxes and minority interests," is included under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations," in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on February 27, 2009, and will be included in our Quarterly Reports on Form 10-Q to be filed with the SEC as required.

        We believe that segment profit is an appropriate measure of company performance for purposes of determining annual bonuses because we discuss segment profit in announcing our financial results and many shareholders and analysts use it as an important measure of overall company performance. We also believe that setting annual bonus performance targets based upon various segment profit measures properly aligns incentives for our executives and employees with the interests of our shareholders.

        Each individual's bonus is determined based upon each individual's bonus target (which is determined as a percent of base salary), an evaluation of each individual's performance, and the overall company funding level. The individual bonus awards to Dr. Lerer, Mr. Rubin, Mr. Demilio, Mr. Gregoire and Ms. Lewis-Clapper described below reflected our favorable financial performance as measured by the segment profit targets described above and their positive individual performance as measured by their individual performance targets. Mr. Mantena is not entitled to a bonus under the terms of his employment agreement.

        Dr. Lerer:    Under his employment agreement in effect until February 19, 2008 while he served as chief operating officer, Dr. Lerer was entitled to an annual target bonus opportunity of 75% of his base salary. Under the terms of the new employment agreement entered into between the company and Dr. Lerer on February 19, 2008 upon being named chief executive officer, Dr. Lerer became entitled to an annual target bonus opportunity of 100% of his base salary, with the ability to earn up to 200% of base salary at the sole discretion of the board or a duly authorized committee. We agreed to these terms in recognition of Dr. Lerer's new responsibilities as chief executive officer and based on a review of comparable company market data. The applicable performance targets for each year will be fixed by the board or a duly authorized committee during the first quarter of the year after consultation with Dr. Lerer, subject to the requirement of Dr. Lerer's employment agreement that the performance targets established with respect to the target bonus must not be less favorable than the corporate performance targets applicable to other bonus-eligible executives of the company.

        As a result of these factors, the committee in 2009 awarded Dr. Lerer, for the 2008 performance year, 180% of his target bonus, or $1,620,000. This bonus was based on the degree to which the company met and exceeded its pre-set performance targets and Dr. Lerer's contribution to these favorable results.

        Mr. Rubin:    Under the terms of his employment agreement entered into between the company and Mr. Rubin on August 11, 2008, Mr. Rubin is entitled to an annual target bonus opportunity of 20% of his base salary for his service in 2008 and 60% of his base salary in 2009. The committee in 2009 awarded Mr. Rubin, for the portion of 2008 that he served the company, 110% of his target bonus, or $88,000. This bonus was based on Mr. Rubin exceeding his personal goals for the partial year.

        Mr. Mantena:    Mr. Mantena did not receive a bonus for the 2008 performance year. Under the terms of his employment agreement, he is not entitled to any specific bonus opportunity. See Employment Contracts and Termination of Employment and Change of Control Payments. We elected not to provide him with a bonus opportunity for 2008 due to the considerable incentives he currently has under his restricted shares purchased by him as part of the ICORE acquisition and the earnout payments which would have been payable to him under the acquisition agreement had ICORE met certain specified performance targets.

        Mr. Gregoire:    Under his employment agreement, Mr. Gregoire is eligible to receive an annual target bonus opportunity of at least 50% of his base salary under the STIP or successor annual incentive plan. The committee in 2009 awarded Mr. Gregoire, for the 2008 performance year, 130% of his target bonus, or $235,343. This was based on the company achieving 117% of the performance target and Mr. Gregoire exceeding his personal goals for the year.

        Ms. Lewis-Clapper:    Ms. Lewis-Clapper is not entitled to any specific annual target bonus opportunity under her employment agreement. For 2008, the committee set her annual target bonus opportunity at 50% of base salary. The committee in 2009 awarded Ms. Lewis-Clapper, for the 2008 performance year, 160% of her target bonus, or $235,097. This was based on the company achieving 117% of the performance target and Ms. Lewis-Clapper exceeding her personal goals for the year.

        Mr. Demilio:    Information regarding Mr. Demilio's bonus award for the portion of 2008 that he served as chief financial officer of the company is set forth under "Arrangements in Connection with Resignation of Mr. Demilio" below.

  2009 Bonus Targets

        For 2009, the committee has set three performance targets for funding cash bonuses. The bonus pool is based on the company exceeding segment profit targets for the total company segment profit (40% of pool), for the combined segment profit of our behavioral health segments (including commercial and public sector) (25% of pool), and for the combined segment profit of our radiology benefits management and specialty pharmacy benefit management segments (35% of pool). The committee has set these performance targets to create incentives for management to maintain and promote growth of the company's earnings as a whole with an emphasis on creating a greater incentive to grow our radiology benefits management and specialty pharmacy businesses.

  Equity Awards

        We have provided our Named Executive Officers with equity awards under the 2008 MIP and the predecessor 2003 Management Incentive Plan ("2003 MIP") and 2006 Management Incentive Plan ("2006 MIP"), which are designed as a long-term incentive vehicle, to promote focus on longer term goals and to build shareholder value. As described above, we target equity awards for our Named Executive Officers which, when added to base salary and annual bonus under the STIP, are targeted at a total of approximately the 75th percentile of total compensation for the comparable companies. Our policy is to grant options only at an exercise price not less than the closing price of the shares on NASDAQ on the date the option is granted, which for 2008 was the closing price reported on NASDAQ on March 5, 2008. Under our Policy Regarding Awards of Equity-Based Incentive Arrangements to Executive Officers and Other Employees, we typically make equity awards once annually on the third business day of March. See "Equity Award Procedures Generally" below.

        Consideration of annual equity awards is made as part of the annual review of other compensation components, and is based on both competitive market analysis and individual and company performance assessments. With respect to the equity awards made to Dr. Lerer and Mr. Demilio in 2008, the terms of the award were determined by the Management Compensation Committee. The sign-on equity award made to Mr. Rubin was recommended by Dr. Lerer and approved by the committee based on market data. The equity awards to Mr. Gregoire, Ms. Lewis-Clapper and Mr. West, our controller, are approved by the committee on the recommendation of the chief executive officer. All other equity awards are determined by the chief executive officer, although the total equity pool is approved by the committee and the committee can review any and all individual grants. Options granted under the 2008 MIP in 2008 have ten-year terms and vest over three years. Options and restricted stock units ("RSUs") also automatically vest and become immediately exercisable if the employment of our Named Executive Officers is terminated by us "without cause," or by the executive for "good reason" following a change in control of the company, except for Mr. Mantena. See "Compensation of Named Executive Officers on Change in Control and Other Termination of Employment" below. This protection is provided for the Named Executive Officers both in their employment agreements and by the terms of the options and RSUs issued to them, although the restricted shares held by Mr. Mantena do not include these provisions, because they were issued to him under different circumstances. See "Employment Contracts and Termination of Employment and Change of Control Payments—Raju L. Mantena, R.Ph."

        Mr. Mantena did not receive any equity awards in 2008 because in the company's July 2006 acquisition of ICORE, of which he was a manager and principal owner, he purchased 470,455 shares of restricted stock. The shares vested 50% on July 31, 2008 and will vest as to the remaining 50% on July 31, 2009. We considered this negotiated equity instrument to provide an appropriate and substantial incentive to Mr. Mantena, considering his responsibilities and role as the president of a key business unit.

        The committee's decisions to make equity awards to our Named Executive Officers are typically based on the following:

  1)
  The value of the equity award is based on a percentage of the individual's base salary taking into account the person's performance in the prior year, the nature of the individual's role and its potential contribution to the long term success of the company, the importance of retention of and incentive for that individual, and other factors.

  2)
  The number of shares associated with the award is calculated by dividing the total value of the award by a per share value yielded by Black-Scholes for stock options and the closing price of a share of the company's common stock for RSUs.

        The committee believes that determining an equity award based on each executive's base pay and performance is consistent with best practices of comparable companies and is the most appropriate basis on which to make equity awards to properly size the award, recognize past performance and to create incentives for future performance.

        The mix of stock options and RSUs is based on a ratio of 75% of the total equity value being comprised of the value of option grants (using the Black-Scholes-Merton valuation of an option) and 25% of the total equity value being comprised of the value of RSUs (using the closing price of a share of the company's common stock on the date of grant). We recognize that the use of stock options can both be more dilutive to shareholders and potentially create different incentives for our executive officers than the use of RSUs. Therefore, we have included RSUs in the mix of equity grants to mitigate the effect of these issues inherent with granting stock options only.

        On March 5, 2008, the committee awarded under the 2008 MIP options to purchase 206,781, 103,390, 25,293, and 27,099 shares of common stock and RSU awards for 22,305, 11,153, 2,728, and 2,923 shares of common stock to Dr. Lerer, Messrs. Demilio and Gregoire and Ms. Lewis-Clapper, respectively. The options have an exercise price of $41.47 per share, the closing price of the common stock on the date of the award. The options and RSUs vest over a three-year period. The RSU awards made under the 2008 MIP are subject to the performance targets that for the common stock underlying units otherwise scheduled to vest in 2009 to be vested the company must have earnings per share ("EPS") for 2008 of at least $1.90, for the common stock underlying units otherwise scheduled to vest in or prior to 2010 to be vested the company must have EPS for 2009 of $2.00 and for the common stock underlying units otherwise scheduled to vest in or prior to 2011 to be vested the company must have EPS for 2010 of $2.10. If the company fails to meet the performance target in one year but meets the performance target for a later year, the units otherwise scheduled to vest in the earlier year will also be vested. The total award packages to the individuals were valued at $3,700,000, $1,850,000, $452,583, and $484,887 for Dr. Lerer, Messrs. Demilio and Gregoire and Ms. Lewis-Clapper. The stock options were valued by our compensation consultant for purposes of determining awards at $13.42 per share using Black-Scholes with the following assumptions: risk-free interest rate of 3.45%, expected life of 7 years, expected volatility of 21.64%, expected dividend yield of 0%, a term of 10 years, a market value of $41.47 and an exercise price of $41.47. RSUs were valued at the closing price of the common stock on the date of the award. The value of the total award package to Dr. Lerer was negotiated as part of his employment agreement entered into in February 2008 in connection with his appointment as chief executive officer. The value of the total award package for our other Named Executive Officers was based on review of comparable market data and based on recommendations of Dr. Lerer taking into account his assessment of each such officer's performance.

        On October 1, 2008, the committee awarded under the 2008 MIP options to purchase 73,358 shares of common stock to Mr. Rubin. The committee determined the amount of the grant to Mr. Rubin based on an analysis of comparable company market data and a determination of the necessary amount of the grant to partly compensate him for the loss of value in his unvested equity grants from his prior employer. The committee also believes that the grant will create a long-term incentive vehicle for Mr. Rubin to focus on longer term goals and to build shareholder value. The options have an exercise price of $40.68 per share, the closing price of the common stock on October 1, 2008. The options vest over a three-year period. The options were granted under the terms of Mr. Rubin's employment agreement as a sign-on award. The number of shares covered by the option was determined by dividing an agreed-upon value of $1,000,000 by the Black-Scholes value of such options on the award date of $13.63 per share. The Black-Scholes value included the following assumptions: risk-free interest rate of 3.57%, expected life of 7 years, expected volatility of 21.53%, expected dividend yield of 0%, a term of 10 years, a market value of $40.68 and an exercise price of $40.68.

        On March 4, 2009, the committee awarded under the 2008 MIP options to purchase 243,933, 60,983, 31,893 and 31,860 shares of common stock and RSU awards for 27,894, 6,974, 3,647 and 3,643 shares of common stock to Dr. Lerer, Mr. Rubin, Mr. Gregoire and Ms. Lewis-Clapper, respectively. No award was made to Mr. Mantena because of the considerable incentive which he currently enjoys with the restricted shares that he received as part of the ICORE acquisition. The options have an exercise price of $32.91 per share, the closing price of the common stock on the date of the award. The options and RSUs vest over a three-year period. The RSU awards are subject to the performance target that for the common stock underlying units otherwise scheduled to vest in 2010 to vest, the company must have EPS for fiscal year 2009 of at least $1.90, but if the company does not achieve this target in 2009, these units will vest if the company achieves $1.90 of EPS in any subsequent year up to and including 2018; for the common stock underlying units otherwise scheduled to vest in 2011 to vest, the company must have EPS of at least $2.00 for fiscal year 2010, but if the company does not achieve this target in 2010, these units will vest if the company achieves $2.00 of EPS in any subsequent year up to and including 2018; and for the common stock underlying units otherwise scheduled to vest in 2012 to vest, the company must have EPS of at least $2.10 for fiscal year 2011, but if the company does not achieve this target in 2011, these units will vest if the company achieves $2.10 of EPS in any subsequent year up to and including 2018. The total award packages to the individuals were valued for purposes of determining the awards at $3,672,000, $918,000, $480,100 and $479,597 for Dr. Lerer, Mr. Rubin, Mr. Gregoire and Ms. Lewis-Clapper. The stock options were valued by our compensation consultant for purposes of determining the awards at $11.29 per share using Black-Scholes with the following assumptions: risk-free interest rate of 3.34%, expected life of 7 years, expected volatility of 24.33%, expected dividend yield of 0%, a term of 10 years, a market value of $32.91 and an exercise price of $32.91. RSUs were valued at the closing price of the common stock on the date of the award.

  Retirement Vehicles/Deferred Compensation

        We maintain a 401(k) savings plan which permits employees to defer compensation and to which the company makes matching contributions on behalf of the Named Executive Officers on the same basis as all other participants. We have never maintained a pension plan. We also operate a Supplemental Accumulation Plan ("SAP"), a deferred cash compensation plan that is designed to enhance opportunities for retirement savings in the absence of any retirement programs other than our 401(k) plan, and to promote the retention of our executive officers. The SAP includes a discretionary component funded by us which is determined on an annual basis as a fixed percentage of an executive's base salary, and a voluntary deferral component under which the participant may make contributions from base or incentive compensation. The SAP provides deferred compensation to assist executives with planning for retirement. The discretionary component of the SAP is utilized to supplement an executive's 401(k) contributions, given that executives are limited by IRS maximum income deferral limitations. For a description of the SAP, see "Benefit Plans and Awards—Deferred Compensation Plan" below. Awards are generally made in March of the following year. For 2008, each of our Named Executive Officers other than Mr. Mantena was awarded in March 2009 a company contribution of 11% of his or her base salary.

  Perquisites

        We have historically provided certain perquisites to each of our Named Executive Officers depending on his or her level within the company and the provisions of each officer's employment agreement. Most of the perquisite benefits we provide to the Named Executive Officers are designed as protection benefits (e.g., supplementing life and disability insurance to ensure 60% of salary coverage). We believe that providing these personal protection perquisites protects the interests of the individual executives, permitting them to focus intently on the long term success of the Company. In the past, other perquisites have included country club dues and financial planning services for certain executives. For further information on the perquisites provided to each Named Executive Officer in 2008, see "Summary Compensation Table" below. For 2009 and forward, we have decided not to provide perquisites that are not protection benefits, except in the case of Dr. Lerer's automobile allowance. We agreed in Dr. Lerer's employment agreement entered in February 2008 to provide him with an annual car allowance of $25,000. All reimbursable business expenses of the chief executive officer are reviewed and approved by the Audit Committee on a quarterly basis and are reimbursed pursuant to our business expense policies, and all such business expenses incurred by each of the other Named Executive Officers are reviewed and approved in advance of reimbursement by the chief executive officer and are reimbursed pursuant to our business expense policies.

Adjustments or Recovery of Compensation

        Under certain circumstances, we may have the right or the duty to adjust compensation before it is paid to the Named Executive Officers or to recover compensation after it is paid to our Named

Executive Officers. Under Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to prepare an accounting restatement due to a material noncompliance, as a result of misconduct, with any financial report requirement under the securities laws, our chief executive officer and chief financial officer must reimburse the company for any bonus or other incentive-based or equity-based compensation received by them during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the document embodying that financial reporting requirement and any profits realized by them from the sale of our securities during that 12-month period. We have no formal policy regarding when we might seek any such reimbursement or recovery, and we rely instead on an evaluation by the board of the circumstances giving rise to any financial restatement and an interpretation of the requirements of Section 304 in any particular case.

        Under Section 12 of the 2003 MIP, the 2006 MIP and the 2008 MIP, we have the right to declare equity awards to be forfeited or to recover any gains realized under any award under those plans, either during the term of a participant's employment or during the two year period under the 2003 MIP, or the one-year period under the 2006 MIP and the 2008 MIP, following his or her termination of employment, if the participant engages in certain types of conduct described in the plans and considered injurious to the company.

Equity Award Procedures Generally

        The Company has a Policy Regarding Awards of Equity-Based Incentive Arrangements to Executive Officers and Other Employees, which deals with the terms, timing and pricing of equity awards; the process for the grant and approval of awards; and the documentation for awards. The policy provides that the committee determines the number of shares covered by awards of options, restricted shares, RSUs and other types of equity awards for our Named Executive Officers and the terms of those awards. The policy provides that the committee establishes a pool of options, restricted shares and RSUs which the chief executive officer has the power to award to other executive officers and employees generally. The actual number of options, restricted shares and RSUs awarded annually to employees other than our Named Executive Officers is determined under the policy by our chief executive officer under delegated authority from the committee; awards are then made on the same date as the awards to our Named Executive Officers. Awards generally are made only once annually on the third business day in March unless otherwise determined by the committee. The purpose of this practice is to communicate and price equity awards to executive officers and employees early in the year, to encourage them to attain the company's strategic objectives during the year. In a case where an executive or other employee is newly-hired or promoted or under other special circumstances, the award is made on the first business day of the month following the event giving rise to the award.

        The committee met in early February 2008 to tentatively set the percentage of base salary at which equity awards would be made. The 2008 equity awards were then approved on February 27, 2008 and awards were made on March 5, 2008, as required by the company's equity award policy. The date of the awards followed the public announcement of the company's annual financial results for 2007 on February 29, 2008. The company publicly announces its annual financial results for the preceding year within 60 days of year end, or generally no later than the end of February. Given our policy of making equity awards early in each fiscal year to incent performance during the year, we make awards on the third business day in March. This award date also ensures that the company's annual equity grants occur after the prior year results have been announced and discussed publicly and the market has had time to respond to such results.

        We also grant stock options and RSUs in connection with the hiring of certain executives, as we did with Mr. Rubin in 2008. In the case of our executive officers, such grants are approved by the committee and, in the case of other executives and senior officers, such grants are approved by the chief executive officer under delegated authority from the committee. Under our policy, awards made in connection with new hires, promotions or the assignment of new responsibilities to an existing employee, or under other special circumstances, are made effective on the first business day of the month following the relevant event.

        In most cases, our equity plans restrict the transferability of awards, permitting only transfers to certain family members and entities held by or established for the benefit of family members. Where awards are subject to such transferability restrictions, recipients are prohibited from engaging in hedging transactions, where all or part of the economic risk of the award is transferred to another person.

        The company recognizes compensation expense for financial statement reporting purposes under Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment," based on the grant-date values of the awards. The grant-date values are recognized on a straight-line basis over the service period, which is generally the vesting term, ranging from three to four years. Awards of RSUs have a grant date value equal to the closing market price of shares underlying the RSUs on the date of the award. Awards of stock options have a grant-date value based on the Black-Scholes value of the options using assumptions which management believes are reasonable. For further information on our accounting methods for equity awards, see Note 2 to the consolidated financial statements included in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Compensation of Named Executive Officers upon a Change in Control and Other Termination of Employment

        The company entered into the employment agreements that were in effect during the first part of 2008 with Mr. Shulman, Dr. Lerer and Mr. Demilio as part of our plan of bankruptcy reorganization, which was negotiated among our creditors and other parties in interest in the reorganization process during late 2003 and consummated on January 5, 2004. In entering into the employment agreements, our objectives were to engage, on a long-term basis, seasoned senior executives with the ability to successfully bring us out of bankruptcy reorganization and establish profitable operations, motivate them with substantial incentives to create additional shareholder value, and align their interests with the long-term interests of the company and its shareholders.

        In order to obtain a long-term commitment to employment from these senior executives, we agreed that, should Mr. Shulman, Dr. Lerer or Mr. Demilio be terminated by us without cause generally, or should any of them terminate their employment for good reason, we would provide them severance pay equal to two times their last base pay and target bonus and provide them and their dependents with medical and other benefits for a period of two years after termination. We also agreed that all vesting conditions on outstanding equity awards would accelerate in that event. In agreeing to these provisions, we took note of the fact that severance equal to two years' base salary and bonus is a common arrangement within the group of comparable companies in dealing with senior management and that two years roughly approximates the length of time that a senior executive such as each of them might take to find another comparable position with another company if he found himself unemployed. As described below, Mr. Shulman's transition agreement, under which he relinquished the position of chief executive officer, generally reflected these terms. However, the amendment to Mr. Demilio's employment agreement made in connection with his resignation only reflected certain accelerated vesting terms for his equity awards and not the severance terms described above.

        In order to provide a portion of the substantial incentive which we intended to provide to Mr. Shulman, Dr. Lerer and Mr. Demilio, we decided to offer each of them in connection with a change of control severance pay equal to three times their last base salary and target bonus, if they should be terminated without cause or should terminate for good reason at their own initiative following a change in control, as further discussed below. We believe that these severance arrangements provided Mr. Shulman, Dr. Lerer and Mr. Demilio with strong incentives to remain employed with us and facilitate a change of control transaction which the board might have found advantageous to the shareholders, if one had been presented.

        In negotiating a new employment agreement with Dr. Lerer in February 2008 prior to his becoming president and chief executive officer, we determined to retain the same general severance provisions and payments in the event of his termination without cause or for good reason by him, and in the event of a change of control. The board determined that it was appropriate to continue these arrangements with Dr. Lerer because he enjoyed these rights previously and because the board believed these rights are appropriate given the risks Dr. Lerer would face upon a change in control.

        In negotiating the employment agreement with Mr. Rubin in August 2008 shortly prior to his becoming our chief financial officer, we determined that he faced significantly less risk than his predecessor, Mr. Demilio, faced in 2004. We decided that his severance and change of control termination provisions should follow the general terms of the arrangements that we have with Mr. Gregoire and Ms. Lewis-Clapper and other senior officers of the company. Under each of these arrangements, we extend to the executive, if his or her employment is terminated without cause, a continuation of his base salary for a period of 12 months, as well as the possibility of a pro-rated bonus for the remainder of the year in which the termination was made effective. The arrangements are consistent with those in effect for all of our other senior officers except for Dr. Lerer. For Mr. Gregoire only, this severance is payable in a lump sum upon termination, rather than over the following 12 months, and it includes an additional amount equal to his target bonus. This variance from our standard terms was negotiated by Mr. Gregoire in connection with his hiring. In agreeing to provide these severance payments, we noted that they were in line with similar severance payments offered by comparable companies.

        In the case of both Mr. Rubin and Ms. Lewis-Clapper, the employment agreement specifies that any non-renewal of the employment agreement, any reduction in salary or bonus opportunity, a reduction of his or her duties, or a relocation, would be considered a termination without cause. In the case of Mr. Gregoire, he has the right to terminate his employment agreement for good reason if his base salary or target bonus opportunities are reduced, his duties or authorities are reduced (including if he is removed from or does not continue in the position of chief legal officer to the parent entity reporting to the SEC), his reporting responsibility to the chief executive officer is changed or he is relocated. This variance from our standard terms was also negotiated by Mr. Gregoire in connection with his hiring. In any such event, Messrs. Rubin and Gregoire and Ms. Lewis-Clapper are entitled to the same severance payments and benefits specified above in connection with termination without cause.

        As a result of a general market survey commissioned by the committee and performed by its independent outside compensation consultants, we decided in late July 2006, through amendments to their employment agreements, to offer Mr. Gregoire and Ms. Lewis-Clapper different severance arrangements in the event of a termination of their employment without cause or a termination by them of their employment with good reason in connection with a change of control. For these purposes, good reason includes a base salary reduction not applicable to management generally, a material reduction of duties or responsibilities, or a relocation. In any such event, they are entitled to pro rata target bonus for the year in which termination occurs, and severance equal to two times their last base salary and target bonus. Also, the vesting of all stock options granted between January 2004 and March 2005 would accelerate. The compensation consultant found that the length and amount of the arrangements was generally consistent with arrangements offered by most comparable companies. In negotiating the employment agreement with Mr. Rubin in August 2008, we decided to extend to him the same severance arrangements as those enjoyed by Mr. Gregoire and Ms. Lewis-Clapper, but without the stock option acceleration provision. We believe that these severance arrangements will provide strong incentives to Messrs. Rubin and Gregoire and Ms. Lewis-Clapper to remain with the company to facilitate a change of control transaction which the board finds advantageous to the shareholders, if one should be presented.

        In providing these change of control termination rights to Messrs. Rubin and Gregoire and Ms. Lewis-Clapper, we noted that a change of control would likely negatively impact their careers with us. At the same time, we recognized that it was important to secure their cooperation in the event that the company is sold, and it was decided that this protection was advisable to provide them with an incentive to remain with us through the sale. In formulating the definition of good reason for termination in a sale of the company, we relied on the advice of our compensation consultant. Similar change of control termination rights were provided to various other key executives of the company. In addition, under the terms of the options awarded to all employees in recent years, if within 18 months of a change of control of the company the employee is terminated without cause or the employee terminates his or her employment for good reason, as defined in the employee's employment agreement, the vesting of all options then held by the employee will be accelerated.

        The employment agreement with Mr. Mantena was negotiated at the time of the ICORE acquisition in July 2006. We determined that the portion of the ICORE purchase price which was to be received by Mr. Mantena provided him very substantial economic protection in the event that he was terminated by the company. As a result, we decided to extend to him in the event that his employment was terminated without cause, a continuation of his base salary for a period of 12 months. In the event that he terminated his employment for good reason, he would receive the same continuation of base salary. Good reason was defined as a material breach of his employment agreement by the company, a material reduction in his duties or title, or a change of any benefit plan that had an adverse effect on him in comparison to other similar executives. In the event that Mr. Mantena terminates his employment within 120 days following a change in control of the company, the remaining restrictions on the 470,455 shares purchased by him in the ICORE acquisition will lapse. We determined that this arrangement provides Mr. Mantena with appropriate protection in the event of a change in control.

        The committee has decided not to agree to any so-called "single triggers" or "modified single triggers" in future employment contracts with executives that require the company to pay severance and accelerate the vesting or lapse of restrictions on equity grants upon voluntary resignation of the executive in connection with a change in control of the company.

        Arrangements under which the Named Executive Officers will be bound by non-solicitation and non-competition covenants following their termination of employment with the company are described under "Employment Contracts and Termination of Employment and Change of Control Payments" below.

Transition Agreement with Mr. Shulman

        On February 19, 2008, Dr. Lerer was appointed chief executive officer and Mr. Shulman's service as chief executive officer ended. Mr. Shulman continued to serve as the non-executive chairman of the board during the remainder of 2008. Effective February 25, 2009 he resigned his position as non-executive chairman and left the board. In connection with the end of his service as chief executive officer, the company and Mr. Shulman entered into a transition agreement which provided for his continued service as non-executive chairman and for certain payments and benefits relating to his service as chief executive officer. Under the terms of the transition agreement, in March 2008 Mr. Shulman was paid $1,828,000 as bonus for 2007, $155,148 as pro rata target bonus for his service during 2008, and an additional amount equal to $4,542,720. The additional amount represented two times the sum of his then-applicable base salary ($1,135,680) and target bonus ($1,135,680), reflecting amounts otherwise payable under his employment agreement. In addition, the vesting terms of all outstanding equity awards to Mr. Shulman were accelerated, with all vested options remaining exercisable for a period of three years after his termination date (but not beyond the original terms of such options). Options that were not exercisable because performance conditions were not yet satisfied were not to become exercisable unless and until such conditions are satisfied during the same three-year period. The following stock options were accelerated:

Grant Date	Exercise Price	Number of Shares Accelerated(1)	Total Number of Shares Vested After Acceleration(1)
	($)	(#)	(#)
03/10/05	34.57	99,124	198,250
02/24/06	38.52	184,070	276,106
03/02/07	40.63	266,181	266,181

    (1)
    The figures for accelerated options included shares, the exercisability of which remained subject to the attainment of performance conditions. See "Outstanding Equity Awards at Fiscal Year End 2008," Note 4, for a description of the performance conditions.

        Also accelerated were 12,225 restricted shares for which Mr. Shulman was previously treated as the beneficial owner. In addition, 32,554 shares were issued to Mr. Shulman pursuant to RSUs the vesting of which was accelerated, and $1,009,470 was withheld by the company to satisfy tax withholding obligations, in lieu of the issuance of an additional 23,042 shares to Mr. Shulman under those RSUs.

        The transition agreement also requires the company to provide to Mr. Shulman and his spouse health, medical, dental and hospitalization coverage under company coverage provided to other senior executives until they reach age 65, if they do not otherwise have such coverage provided to them.

        Under the transition agreement, Mr. Shulman was to be paid for his service on the board at the rate of $1,000,000 per year, of which 50% was to be paid in cash and 50% in company equity, in the same proportion of securities that other board members receive, valued the same way as securities awarded to other board members and with the same vesting schedule as securities awarded to other board members. Under this arrangement, he was awarded 13,528 restricted shares on May 20, 2008 under the 2008 MIP which were to vest in full on May 20, 2009. These restricted shares were valued at $36.96, the closing price of the company's stock on the date of the award, for a total value of $500,000. In connection with his resignation from the board effective February 25, 2009, the company accelerated the vesting of his award of 13,528 restricted shares to February 25, 2009. Mr. Shulman has also agreed to non-competition and non-solicitation covenants through February 19, 2010. The company and Mr. Shulman also exchanged releases as part of the transition agreement.

Arrangements in Connection with Resignation of Mr. Demilio

        On May 2, 2008, the company announced the intention of its former chief financial officer, Mark Demilio, to resign. In order to help the company transition to a new chief financial officer, Mr. Demilio agreed to remain in his position for as long as reasonably necessary for the company to hire and transition his duties to his replacement. In return for this commitment, the company agreed to certain bonus terms and certain terms providing for the continued vesting of his equity awards, under an amendment to his employment agreement which was entered into on May 1, 2008. Under this arrangement, the company hired Mr. Rubin on August 11, 2008 and appointed him chief financial officer as of September 8, 2008, replacing Mr. Demilio in that position.

        Under the May 1, 2008 amendment to Mr. Demilio's employment agreement, the company agreed to pay him a pro rata bonus for his work in 2008 based on the number of days he was employed, subject to the terms and conditions of the STIP and the bonus opportunity provisions of his employment agreement. His employment agreement entitled him to a target bonus opportunity of 75% of his base salary. On February 27, 2009 the committee awarded Mr. Demilio a bonus of $553,938, representing a ratable portion of 153% of his target bonus. The committee's decision was based on the company exceeding its performance target for 2008.

        Also under the May 1, 2008 amendment, the company agreed that on the last day of Mr. Demilio's employment, it would accelerate the vesting of his then-outstanding equity awards that would otherwise have vested in the first quarter of 2009 had he continued his employment through that time. Under the terms of those outstanding equity awards, they were to remain exercisable for a period of six months from the date of termination of his employment. Awards that remained subject to performance hurdles on his termination date were not to be exercisable or otherwise received until that performance hurdle is satisfied and then will remain exercisable for a period of 90 days afterwards, except that if any performance hurdle is not satisfied by March 31, 2010, the award will to be forfeited. Mr. Demilio terminated his employment on October 31, 2008, following a period after he relinquished his position as chief financial officer, during which he served in an emeritus capacity alongside Mr. Rubin.

        Under these acceleration provisions, the following stock options were accelerated on October 31, 2008:

Grant Date	Exercise Price	Number of Shares Accelerated(1)	Total Number of Shares Vested After Acceleration(1)
	($)	(#)	(#)
03/10/05	34.57	19,825	22,270
5/16/06	38.52	27,875	83,628
3/2/07	40.63	27,299	54,598
3/5/08	41.47	34,464	34,464

    (1)
    The figures for accelerated options included shares, the exercisability of which remained subject to the attainment of performance conditions. See "Outstanding Equity Awards at Fiscal Year End 2008," Note 4, for a description of the performance conditions.

        Also, 9,292 shares were issued to Mr. Demilio pursuant to previously-awarded RSUs, the vesting of which was accelerated on October 31, 2008. An additional 3,718 shares representing performance based RSUs vested on February 27, 2009 due to the company meeting the performance targets of such RSUs.

Loans to Executive Officers and Board Members

        The committee has determined not to provide loans of any sort, including, but not limited to, relocation loans and loans to pay the exercise price of stock options, to our Named Executive Officers or members of the board of directors. No such loans are outstanding.

Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code ("IRC") generally limits the deductibility of compensation paid each year to a publicly-held company's chief executive officer and to its three most highly paid senior executive officers, other than the chief financial officer, to $1 million per person. Excluded from the $1 million limitation is compensation that, among other things, meets pre-established performance criteria. The committee's objective is to structure our compensation programs to maximize the deductibility under Section 162(m) of compensation paid, but the committee may provide compensation that may not be tax deductible when under the circumstances it would be in our best interests to do so, and has done so in certain instances in recent years. We believe that the stock option awards made in 2008 to the Named Executive Officers met the requirements for the performance-based compensation under Section 162(m) and are thus exempt from the limitations on deductibility imposed by that section of the tax code. The RSU awards and STIP awards made to the Named Executive Officers met the requirements for performance-based compensation under Section 162(m); however, $595,763 of the STIP award made to Dr. Lerer for his service in 2008 was not deductible under Section 162(m).

 Report of Management Compensation Committee

        The Management Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on that review and discussion, has recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

The Management Compensation Committee
Michael Diament (Chairman) William D. Forrest Robert M. Le Blanc

Summary Compensation Table for 2008, 2007 and 2006

        The following table sets forth, for the three fiscal years ended December 31, 2008, 2007 and 2006, the compensation paid by the company to our principal executive officer, principal financial officer, and the three next most highly compensated executive officers serving at December 31, 2008, together with compensation information regarding our former principal executive officer and principal financial officer (collectively, the "Named Executive Officers"):

Name and Principal Position	Year	Salary		Stock Awards(1)		Option Awards(2)		Non-Equity Incentive Plan Compensation(3)		All Other Compensation		Total
		($)		($)		($)		($)		($)		($)
René Lerer, M.D.(4)	2008	873,708		880,530		1,997,506		1,620,000		143,637	(5)	5,515,381
Chief Executive Officer	2007	685,454		632,994		1,626,433		842,914		147,876		3,935,671
	2006	642,720		439,813		5,036,863		1,095,000		143,751		7,358,147
Jonathan N. Rubin(6)	2008	125,942		—		67,061		88,000		13,825	(7)	294,828
Chief Financial Officer
Raju L. Mantena, R.Ph.	2008	270,000		6,933,022	(8)	—		—		—		7,203,022
President, ICORE
Healthcare, L.L.C.
Daniel N. Gregoire	2008	358,998		114,557		287,722		235,343		62,579	(9)	1,059,199
General Counsel	2007	345,605		91,000		428,518		243,698		127,681		1,236,502
	2006	334,750		71,861		321,594		194,000		55,383		977,587
Caskie Lewis-Clapper	2008	291,225		116,621		430,185		235,097		38,871	(10)	1,111,999
Chief Human Resources Officer	2007	279,526		85,499		449,738		240,183		42,651		1,097,597
Steven J. Shulman(11)	2008	150,825	(12)	1,413,992		4,509,592		155,148	(13)	5,374,596	(14)	11,604,153
Former Chairman of the Board	2007	1,122,159		1,116,622		2,863,281		1,828,000		218,117		7,148,179
and former Chief Executive	2006	1,071,200		863,490		8,562,756		1,839,000		271,344		12,607,790
Officer
Mark S. Demilio(15)	2008	477,529		451,301	(16)	1,351,642	(17)	553,938		19,303	(18)	2,853,713
Former Chief Financial Officer	2007	552,968		360,456		933,522		668,429		90,746		2,606,121
	2006	535,600		282,061		3,343,529		617,000		115,075		4,893,265

(1)
The amounts shown in this column represent amounts recognized in the indicated year as compensation expense by the company for financial statement reporting purposes, without regard to forfeitures. Except for the issuance to Mr. Mantena, such expense is based on the grant-date closing market price of the shares underlying RSUs, and includes expense resulting from awards of RSUs made in 2004, 2005, 2006 and 2007 which remained unvested during a portion of 2006, 2007 and 2008 as well as a portion of expense in 2008 resulting from awards of RSUs made in 2008. The amounts shown in this column do not include RSUs granted after 12/31/08. Such grant-date values are recognized as expense for financial statement report purposes on a graded basis over a period of three years. The numbers of RSUs awarded on 3/4/09 and the grant date fair values of the awards to each of the Named Executive Officers on such date are as follows:

Name	RSUs Awarded	Grant Date Fair Value
René Lerer, M.D.	27,894	$917,992
Jonathan N. Rubin	6,974	229,514
Raju L. Mantena, R.Ph.	—	—
Daniel N. Gregoire	3,647	120,023
Caskie Lewis-Clapper	3,643	119,891

  The above amounts represent the number of RSUs awarded multiplied by the closing price of the company's stock on the date of the award, which was $32.91 on 3/4/09.

(2)
The amounts shown in this column represent amounts recognized in the indicated year as compensation expense by the company for financial statement reporting purposes, without regard to forfeitures. Such expense is based on the grant-date fair value of the options, and includes expense resulting from awards of options in 2004, 2005, 2006 and 2007 which remained unvested during a portion of 2006, 2007 and 2008 as well as a portion of expense in 2008 resulting from awards of options made in 2008. For a description of the assumptions used in calculating the grant date fair values of the options for purposes of calculating expense for financial reporting, see Note 7 to the financial statements included in the company's Annual Report on Form 10-K for the fiscal year ended 12/31/08. The amounts shown in this column do not include stock options granted after 12/31/08. Such grant-date values are recognized as expense for financial statement reporting purposes on a straight-line basis over a period of three years. The numbers of options awarded on 3/4/09 and the grant date fair values of the awards to each of the Named Executive Officers on such date are as follows:

Name	Options Awarded	Grant Date Fair Value
René Lerer, M.D.	243,933	$2,754,004
Jonathan N. Rubin	60,983	688,498
Raju L. Mantena, R.Ph.	—	—
Daniel N. Gregoire	31,893	360,072
Caskie Lewis-Clapper	31,860	359,699

  Option awards made on 3/4/09 were valued by our compensation consultant for purposes of determining awards at $11.29 per share using Black-Scholes based on the assumptions described under "Benefit Plans and Awards" below.

(3)
The amounts shown in this column represent amounts awarded under the STIP for service during the indicated year but paid in the following year. See "Compensation Discussion and Analysis—Compensation Program Components and Rationale for our Named Executive Officers—Annual Bonuses" above for a discussion of the awards.

(4)
Dr. Lerer was named chief executive officer on February 19, 2008.

(5)
Includes a SAP contribution of $99,000 in 2009 for services in 2008, imputed income of $5,086 from company-provided executive life insurance, imputed income of $6,502 from company-provided long-term disability insurance, other life insurance benefits of $3,484, a personal financial planning benefit of $750, an auto allowance of $5,343, country club dues of $14,381, and a tax gross-up for non-cash compensation of $9,091.

(6)
Mr. Rubin began serving as chief financial officer on September 8, 2008.

(7)
Represents a SAP contribution in 2009 for services in 2008.

(8)
Represents the amount recognized by the company as compensation expense for Mr. Mantena in 2008 relating to restricted shares issued to him in connection with the ICORE acquisition. Under the terms of a subscription agreement with Mr. Mantena, as part of the transaction, the company issued to him 470,455 shares on 7/31/06, with an aggregate market value upon issuance of $20,760,000, or $44.1274 per share. The shares' restrictions lapsed as to 50% on 7/31/08 and will lapse as to the remaining 50% on 7/31/09.

(9)
Includes a SAP contribution of $39,827 in 2009 for services in 2008, imputed income of $4,433 from company-provided executive life insurance, imputed income of $2,199 from company provided long-term disability insurance, other life insurance benefits of $3,118, a personal financial planning benefit of $4,000, and a tax gross-up for non-cash compensation of $9,002.

(10)
Includes a SAP contribution of $32,326 in 2009 for services in 2008, imputed income of $728 from company provided executive life insurance, imputed income of $520 from company provided long-term disability insurance, other life insurance benefits of $161, a personal financial planning benefit of $3,250 and a tax gross-up for non-cash compensation of $1,886.

(11)
Mr. Shulman's service as chief executive officer ended on February 19, 2008. He continued to serve as chairman of the board during the remainder of 2008 and his compensation as director is set forth under "Corporate Governance and Related Matters—Directors' Compensation." He resigned from the board effective February 25, 2009.

(12)
Represents base salary paid to Mr. Shulman for service during a portion of 2008 prior to the end of his services as chief executive officer.

(13)
Represents pro rata target bonus paid to Mr. Shulman for service during a portion of 2008 prior to the end of his services as chief executive officer.

(14)
Includes severance of $4,542,720 representing two times the sum of base salary ($1,135,680) and target bonus ($1,135,680), an auto allowance of $22,569, a private airplane travel allocation of $753, and a tax gross-up for non-cash compensation of $338. For a description of this severance arrangement, see "Compensation Discussion and Analysis—Transition Agreement with Mr. Shulman." Also includes compensation to Mr. Shulman for his service as a director in 2008, consisting of cash fees of $500,000 and stock awards of $308,216. See "Corporate Governance and Related Matters—Directors' Compensation."

(15)
Mr. Demilio's service as chief financial officer ended on September 7, 2008 but he remained employed by the company through 10/31/08.

(16)
Mr. Demilio forfeited RSUs for 10,734 shares on 10/31/08, the date his employment with the company ended.

(17)
Mr. Demilio forfeited stock options for 96,224 shares on 10/31/08, the date his employment with the company ended.

(18)
Includes imputed income of $6,206 from company provided executive life insurance, imputed income of $621 from company provided long-term disability insurance, an auto allowance of $9,467, and a tax gross-up for non-cash compensation of $3,009.

Grants of Plan-Based Awards for 2008

        The following table sets forth, for the fiscal year ended December 31, 2008, information regarding grants of equity incentive plan awards and all other stock and option awards to the Named Executive Officers.

							All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options		Grant Date Fair Value of Stock and Option Awards(2)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)								Exercise or Base Price of Option Awards
	Grant Date
Name		Threshold	Target		Maximum(3)
		($)	($)		($)		(# of units)		(# of shares)	($/Sh)	($)
René Lerer, M.D.		0	900,000		1,800,000
	03/05/08								206,781	41.47	2,775,001
	03/05/08						22,305				924,988
Jonathan N. Rubin		0	80,000		160,000
	10/01/08								75,358	40.68	1,000,000
Raju L. Mantena, R.Ph.	N/A						N/A		N/A		N/A
Daniel N. Gregoire		0	181,033		362,066
	03/05/08								25,293	41.47	339,432
	03/05/08						2,728				113,130
Caskie Lewis-Clapper		0	146,936		293,871
	02/01/08								18,748	43.40	260,410
	03/05/08								27,099	41.47	363,669
	03/05/08						2,923				121,217
Steven J. Shulman		0	155,148	(5)	155,148	(5)					$500,000
	05/20/08						13,528	(4)
Mark S. Demilio		0	299,308	(6)	598,615
	03/05/08								103,390	41.47	1,387,494
	03/05/08						11,153				462,515

(1)
For a discussion of the operation of the STIP, see "Compensation Discussion and Analysis—Compensation Program Components and Rationale for our Named Executive Officers—Annual Bonuses" above. Actual awards made under the STIP for service in 2008 are set forth under the column "Non-Equity Incentive Plan Compensation" in the "Summary Compensation Table for 2008, 2007 and 2006" above.

(2)
The grant date fair values of option awards for purposes of determining awards and the assumptions used in calculating those values is described under "Benefit Plans and Awards" below. The grant date fair values of the RSU awards is equal to the number of RSUs awarded multiplied by the closing price of the company's stock on the date of the award, which was $41.47 on 3/5/08, $40.68 on 10/1/08, $43.40 on 2/1/08 and $36.96 on 5/20/08.

(3)
The board retains discretion to award a higher amount under the STIP if it elects to do so.

(4)
The indicated award of restricted shares to Mr. Shulman was for his service as a director in 2008 and has also been included in the table under "Corporate Governance and Related Matters—Directors' Compensation."

(5)
Mr. Shulman's pro rata bonus for 2008 was agreed-upon in his transition agreement. See "Compensation Discussion and Analysis—Transition Agreement with Mr. Shulman."

(6)
Mr. Demilio's target bonus represents an agreed-upon 75% of his 2008 base salary of $579,305, pro rated through 9/8/08 or 248/360 days, under an amendment to his employment agreement. See "Compensation Discussion and Analysis—Arrangements in Connection with Resignation of Mr. Demilio."

Benefit Plans and Awards

        Annual Incentive Plan.    In fiscal year 2008, the executive officers were eligible for participation in the company's 2003 Short-Term Incentive Plan ("STIP"), which was designed to award officers (and other employees) bonuses for meeting or exceeding specific financial and other performance targets approved by the Management Compensation Committee for fiscal year 2008. The target bonus award levels for the executive officers range from 50% to 100% of base salary, as generally specified in their employment agreements. Based on performance in relation to goals, the amount of bonus can range from 0% to 200% of target percentage. Awards are funded based on meeting or exceeding threshold goals and are awarded based on corporate and individual performance. Based on the financial results attained for fiscal year 2008, the STIP pool was funded at 117% of target funding levels and bonuses were paid to the executive officers on February 27, 2009. Base salary and STIP payments as a percentage of total compensation for 2008 represented 45%, 77%, 56% and 47% for Dr. Lerer, Messrs. Rubin and Gregoire, and Ms. Lewis-Clapper. Mr. Mantena did not receive a STIP payment for 2008, and his base salary represented 4% of his total compensation for 2008. For their service for a portion of 2008, Mr. Shulman received under the STIP a pro rata portion of 100% of his base salary in effect in 2008 prior to the end of his service as chief executive officer and Mr. Demilio received under the STIP a pro rata portion of 115% of his base salary in effect at the time of his resignation as chief financial officer.

        2008 Management Incentive Plan.    The shareholders approved the 2008 MIP at the annual meeting of shareholders held on May 20, 2008. The 2008 MIP is administered by the Management Compensation Committee of the board and allows several types of long-term incentives including stock options, stock appreciation rights, restricted stock awards and restricted stock units. The plan authorized awards covering a total of up to 4,500,000 shares of common stock, plus the amount of future forfeitures under the 2006 MIP, the 2003 MIP and the 2006 Director Equity Compensation Plan. The 2008 MIP also permits the grant of performance-based cash bonus awards to executives and grants of equity to directors. On March 5, 2008, the company awarded under the 2008 MIP options to purchase 206,781, 103,390, 25,293, and 27,099 shares of common stock and RSU awards for 22,305, 11,153, 2,728, and 2,923 shares of common stock to Dr. Lerer, Messrs. Demilio and Gregoire, and Ms. Lewis-Clapper, respectively. The options have an exercise price of $41.47 per share, the closing price of the common stock on the date of award, and a term of 10 years. The options and RSUs vest over a three-year period. The vesting of the RSUs is subject to satisfaction of certain performance targets. See "Compensation Discussion and Analysis—Compensation Program Components and Rationale for our Named Executive Officers—Equity Awards." The stock option awards to Dr. Lerer, Messrs. Demilio and Gregoire, and Ms. Lewis-Clapper were valued at $13.42 by our compensation consultant for purposes of determining the awards using Black-Scholes based on a risk free interest rate of 3.45%, an expected life of seven years, expected volatility of 21.64%, an expected dividend yield of 0.00%, a term of 10 years, a market value of $41.47 and an exercise price of $41.47. The RSU awards were valued at the closing price of the common stock on the date of the award. On October 1, 2008, the company awarded under the 2008 MIP an option to purchase 75,358 shares of common stock to Mr. Rubin at an exercise price of $40.68 vesting over a three-year period. The stock option award to Mr. Rubin made on October 1, 2008 was valued at $13.27 per share by our compensation consultant for purposes of determining the award using Black-Scholes based on a risk-free interest rate of 3.57%, an expected life of 7 years, expected volatility of 21.53%, an expected dividend yield of 0%, a term of 10 years, a market value of $40.68 and an exercise price of $40.68.

        2006 Management Incentive Plan.    The shareholders approved the 2006 Management Incentive Plan (the"2006 MIP") at the annual meeting of shareholders held on May 16, 2006. The 2006 MIP is administered by the Management Compensation Committee of the board and allowed awards of several types of long-term incentives including stock options, stock appreciation rights, restricted stock awards and restricted stock units. Following shareholder approval of the 2008 MIP on May 20, 2008, the company ceased making awards under the 2006 MIP. Any forfeitures or other recapture of equity awards under the 2006 MIP will be available for awards under the 2008 MIP. On February 1, 2008, the company awarded under the 2006 MIP an option to purchase 18,748 shares of common stock to Ms. Lewis-Clapper at an exercise price of $43.40 vesting over a three-year period. This option was issued to Ms. Lewis-Clapper in connection with the January 2006 amendments which the company entered into with certain holders of options originally awarded in January 2004, in order to bring those options into compliance with Section 409A of the IRC. Under the amendment with her, the company agreed to issue to Ms. Lewis-Clapper additional options in connection with a reduction in the period of time during which such original options, once vested, remained exercisable. The award to Ms. Lewis-Clapper was valued at $13.89 per share by our compensation consultant for purposes of determining the award using Black-Scholes based on a risk-free interest rate of 3.33%, expected life of 7 years, expected volatility of 21.63%, an expected dividend yield of 0%, a term of 10 years, a market value of $43.40 and an exercise price of $43.40.

        2003 Management Incentive Plan.    In connection with the consummation of its plan of bankruptcy reorganization in January 2004, the company established its 2003 Management Incentive Plan (the "2003 MIP"), which is administered by the Management Compensation Committee of the board, and allowed awards of several types of long-term incentives including stock options, stock appreciation rights, restricted stock awards and stock units. Following shareholder approval of the 2008 MIP on May 20, 2008, the company ceased making awards under the 2003 MIP. Any forfeiture or other recapture of equity awards under the 2003 MIP will be available for awards under the 2008 MIP.

        Perquisites.    The employment agreement entered into in February 2008 with Dr. Lerer upon assuming the role of chief executive officer provides that he is entitled to the same welfare benefits as provided to other senior level executives of the company and an annual auto allowance of $25,000. The employment agreements in effect during 2008 with Mr. Shulman and Mr. Demilio entitled them to various company-provided perquisites, including supplemental life and disability insurance, tax services, financial planning, and, for part of the year prior to ceasing to act as executive officer, auto allowances (at least $27,000 per year to Mr. Shulman and $10,800 for Mr. Demilio), personal membership in a country club and health club, first or business-class air travel and an annual physical exam. The employment agreements with Mr. Gregoire and Ms. Lewis-Clapper entitled them to the benefits of employment as are from time to time provided to salaried employees of the company or adopted for employees at their level of responsibility. Under the company's benefit arrangements, Mr. Gregoire and Ms. Lewis-Clapper received financial planning and supplemental life and disability insurance. The company also provides a gross-up payment to cover the tax cost to the Named Executive Officer of receiving non-cash perquisites. For a description of various provisions in those employment agreements in the event of a termination of employment without cause or for good reason, see "Employment Contracts and Termination of Employment and Change of Control Payments" below.

        For 2009 and forward, we have decided not to provide perquisites that are not protection benefits, except in the case of Dr. Lerer's automobile allowance.

        Deferred Compensation Plan.    The Supplemental Accumulation Plan (the "SAP"), was initially approved by the Management Compensation Committee in 2000 and was amended and restated in February 2006 in response to tax law changes under Section 409A of the IRC. The SAP is a deferred compensation plan which is designed to promote the retention of key executives. The SAP is a calendar year based plan that is funded by the company through a fixed percentage of an executive's base salary. Annually, the Management Compensation Committee approves the percentage contribution for the executive officers. It may also be funded by the executive officers through voluntary deferrals of base and/or incentive compensation. For calendar 2008, the Company's executive officers (other than Mr. Mantena) were each awarded a company contribution of 11% of base salary. Both company and voluntary contributions are paid to a trust sponsored by a third party administrator and invested in one or more mutual funds selected by the respective executive officer. Returns on each individual's account balance are based on the performance of their selected investments.

        The fixed percentage amount contributed to the trust and any appreciation thereon is paid to the executive officer following termination from the company, provided that the executive officer has complied with covenants not to compete with the company during that time period and the termination was not "for cause."

        The terms of the SAP provide that the amounts deposited in the trust on behalf of executive officers are to be immediately and fully vested upon a change of control of the company (as defined in the SAP document).

        The company does not maintain any pension benefit plans.

Outstanding Equity Awards at Fiscal Year End 2008

        The following table sets forth for the Named Executive Officers the number of shares and the value of option and stock awards as of December 31, 2008.

	Option Awards							Stock Awards
				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options				Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)
	Number of Securities Underlying Unexercised Options
						Option Exercise Price	Option Expiration Date
Name	Exercisable	Unexercisable
	(#)	(#)		(#)		($)		(#)		($)
René Lerer, M.D.	89,213	29,737	(2)	—		34.57	03/10/15
	53,013	26,506	(3)	—		38.52	02/24/16
	35,342	—		17,670	(4)	38.52	02/24/16
	60,131	120,260	(5)	—		40.63	03/02/17
	—	206,781	(6)	—		41.47	03/05/18
								3,667	(7)	143,600
								5,623	(8)	220,197
								14,533	(9)	569,112
								22,305	(10)	873,464
Jonathan N. Rubin	—	75,358	(11)	—		40.68	10/01/18
Raju L. Mantena, R.Ph.								235,227	(12)	9,211,489
Daniel N. Gregoire	50,000	—		—		36.16	01/24/15
	14,535	4,845	(2)	—		34.57	03/10/15
	8,670	4,335	(3)	—		38.52	02/24/16
	5,780	—		2,890	(4)	38.52	02/24/16
	6,789	13,576	(5)	—		40.63	03/02/17
	—	25,293	(6)	—		41.47	03/05/18
								597	(7)	23,379
								919	(8)	35,988
								1,640	(9)	64,222
								2,728	(10)	106,828
Caskie Lewis-Clapper	9,690	4,845	(2)	—		34.57	03/10/15
	7,500	3,750	(13)	—		38.21	03/10/16
	7,214	3,606	(3)	—		38.52	02/24/16
	4,809	—		2,404	(4)	38.52	02/24/16
	7,197	14,393	(5)	—		40.63	03/02/17
	3,750	7,500	(14)	—		45.37	06/01/17
	—	18,748	(15)	—		43.40	02/01/18
	—	27,099	(6)	—		41.47	03/05/18
								597	(7)	23,379
								765	(8)	29,957
								1,739	(9)	68,099
								2,923	(10)	114,465

	Option Awards							Stock Awards
			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options					Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)
	Number of Securities Underlying Unexercised Options
					Option Exercise Price	Option Expiration Date
Name	Exercisable	Unexercisable
	(#)	(#)	(#)		($)			(#)		($)
Steven J. Shulman	198,250	—	—		34.57	02/19/11	(16)
	165,664	—	—		38.52	02/19/11	(16)
	73,628	—	36,814	(4)	38.52	02/19/11	(16)
	266,181	—	—		40.63	02/19/11	(16)
								13,528	(17)	529,756
Mark S. Demilio	19,825	—	—		34.57	04/30/09	(18)
	50,177	—	—		38.52	04/30/09	(18)
	22,301	—	11,150	(4)	38.52	03/31/10	(19)
	54,598	—	—		40.63	04/30/09	(18)
	34,464	—	—		41.47	04/30/09	(18)

(1)
Market value is calculated based on the closing price of $39.16 on 12/31/08.

(2)
Options were awarded on 3/10/05 and vest as to the balance of the unexercisable amount on 3/10/09.

(3)
Options were awarded on 2/24/06 and vest as to the balance of the unexercisable amount on 2/24/09.

(4)
The option award is subject to the performance condition that on the date of vesting or anytime thereafter prior to the fifth anniversary of the 2/24/06 grant date the trading price of the company's common stock over any 20 consecutive day period ending on any date, must exceed the target price. The target price is an amount equal to the exercise price plus a cumulative annual return of 5% from the date of grant. Prior to the date of this proxy statement, the target prices for the options vesting in 2007 and 2008 were exceeded and those options are considered earned.

(5)
Options were awarded on 3/2/07 and vest as to the remaining unexercisable amount 50% on each of 3/2/09 and 3/2/10.

(6)
Options were awarded on 3/5/08 and vest as to the remaining unexercisable amount 33% on each of 3/5/09, 3/5/10 and 3/5/11.

(7)
RSU awards were made on 3/10/05 and vest as to the balance of the unexercisable amount on 3/10/09.

(8)
RSU awards were made on 2/24/06 and vest as to the balance of the unexercisable amount on 2/24/09.

(9)
RSU awards were made on 3/2/07 and vest as to the remaining unexercisable amount 50% on each of 3/2/09 and 3/2/10.

(10)
RSU awards were made on 3/5/08 and vest as to the unexercisable amount 33% on each of 3/5/09, 3/5/10 and 3/5/11.

(11)
Options were awarded on 10/1/08 and vest as to the unexercisable amount 33% on each of 10/1/09, 10/1/10 and 10/1/11.

(12)
A sale of restricted shares was made to Mr. Mantena on 7/31/06 and such shares vest as to the balance of the unexercisable amount on 7/31/09.

(13)
Options were awarded on 3/20/06 and vest as to the balance of the unexercisable amount on 3/20/09.

(14)
Options were awarded on 6/1/07 and vest as to the unexercisable amount 50% on each of 6/1/09 and 6/1/10.

(15)
Options were awarded on 2/1/08 and vest as to the unexercisable amount 50% on each of 2/1/09 and 2/1/10.

(16)
The expiration of the indicated options was agreed-upon in connection with Mr. Shulman's Transition Agreement. See "Compensation Discussion and Analysis—Transition Agreement with Mr. Shulman."

(17)
The indicated restricted stock award to Mr. Shulman was made on 5/20/08 for his service as a director in 2008 and has also been included in the table under "Corporate Governance and Related Matters—Directors' Compensation." Such award vested in the ordinary course on 5/20/09 but its vesting was accelerated on 2/25/09 in connection with Mr. Shulman's resignation from the board.

(18)
The expiration of the indicated options is based on the date Mr. Demilio's employment with the company ended, 10/31/08. See "Compensation Discussion and Analysis—Arrangements in Connection with Resignation of Mr. Demilio."

(19)
The expiration of the indicated options with performance conditions was agreed-upon in connection with Mr. Demilio's employment agreement amendment. See "Compensation Discussion and Analysis—Arrangements in Connection with Resignation of Mr. Demilio."

Option Exercises and Stock Vested for 2008

        The following table sets forth for the Named Executive Officers the number of shares acquired and the value realized upon the exercise of stock options and the vesting of stock awards during the fiscal year ended December 31, 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
	(#)	($)	(#)	($)
René Lerer, M.D.	—	—	16,558	698,509
Jonathan N. Rubin	—	—	—	—
Raju L. Mantena, R.Ph.	—	—	235,228	9,820,769
Daniel N. Gregoire	—	—	2,338	98,713
Caskie Lewis-Clapper	18,748	607,131	2,232	93,944
Steven J. Shulman	—	—	67,821	2,971,238
Mark S. Demilio	39,650	339,434	18,584	735,181

(1)
The value realized on exercise of stock options is equal to the actual sale price, where options were exercised and the shares issued under those options were immediately sold, less the exercise price, multiplied by the number of shares acquired.

(2)
The stock awards consist of RSUs granted on 3/2/07 which vest in tranches of one-third on each of March 2, 2008, 2009 and 2010, RSUs granted on 2/24/06 which vest in tranches of one-third on each of February 24, 2007, 2008 and 2009 and RSUs granted on 3/10/05 which, vest in tranches of one-quarter on each of March 10, 2006, 2007, 2008 and 2009. RSU awards vesting on 2/24/08 were reduced to the following individuals by the following share amounts in order to satisfy tax withholding requirements: Dr. Lerer 1,768 shares, Mr. Gregoire 346 shares, Ms. Lewis-Clapper 240 shares and Mr. Demilio 1,244 shares. RSU awards vesting on 3/2/08 were reduced to the following individuals by the following share amounts to satisfy tax withholding requirements: Dr. Lerer 3,011 shares, Mr. Gregoire 258 shares, Ms. Lewis-Clapper 273 shares, and Mr. Demilio 1,142 shares. RSU awards vesting by acceleration on 2/19/08 to Mr. Shulman were reduced by a total of 23,042 shares in order to satisfy tax withholding requirements.

(3)
The value realized on vesting of restricted stock units is equal to the closing price of the company's common stock on the vesting date (or if the vesting date fell on a weekend, the next business day), multiplied by the number of shares affected. The values realized include amounts withheld by the company for tax purposes.

 Nonqualified Deferred Compensation

        The following table sets forth for the Named Executive Officers information regarding contributions, earnings, withdrawals and balances for nonqualified deferred compensation plans for the fiscal year ("FY") ended December 31, 2008 ("FYE") and as of that date.

Name	Executive Contributions in Last FY	Company Contributions in Last FY	Aggregate Earnings in Last FY(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(2)
	($)	($)	($)	($)	($)
René Lerer, M.D.	—	76,740	(115,672)	—	202,664
Jonathan N. Rubin	—	—	—	—	—
Raju L. Mantena, R.Ph.	—	—	—	—	—
Daniel N. Gregoire	—	38,295	(49,705)	—	71,062
Caskie Lewis-Clapper	—	31,082	(42,641)	—	83,128
Steven J. Shulman	—	124,925	(228,251)	311,372	—
Mark S. Demilio	—	61,273	(116,188)	—	149,714

(1)
The amounts included in this column are not included in the individual's compensation specified in the "Summary Compensation Table for 2008, 2007 and 2006" above. The amounts are based on returns generated in their SAP accounts held in a separate trust and administered by a third party.

(2)
The amounts included in this column do not include SAP contributions made by the company in March 2009 for service in 2008 in the following amounts: $99,000 to Dr. Lerer, $13,825 to Mr. Rubin, $0 to Mr. Mantena, $39,827 to Mr. Gregoire, $32,326 to Ms. Lewis-Clapper, $0 to Mr. Shulman and $0 to Mr. Demilio. These contributions are included in the "Summary Compensation Table for 2008, 2007 and 2006" under the column "All Other Compensation" and the related footnotes.

Compensation Committee Interlocks and Insider Participation

        The Management Compensation Committee as of the date hereof consists of Messrs. Michael Diament (chairman), Robert Le Blanc and William Forrest, each a non-employee director.

        None of the members of the Management Compensation Committee was an officer or employee of the company during 2008 or was formerly an officer of the company. None of the company's executive officers serves as a member of the compensation committee (or other board committee performing equivalent functions or the board) of another entity that has one or more executive officers who serves on the company's board or on the Management Compensation Committee, and none of the company's executive officers serve as a director of another entity one of whose executive officers serve on the Management Compensation Committee.

 EXECUTIVE OFFICERS

Executive Officers of the Company

Name	Age	Position	Year Appointed
René Lerer, M.D.	53	Chairman and Chief Executive Officer	2008
Jonathan N. Rubin	45	Chief Financial Officer	2008
Raju L. Mantena, R.Ph.	41	President, ICORE Healthcare, LLC	2006
Daniel N. Gregoire	53	General Counsel and Secretary	2005
Caskie Lewis-Clapper	44	Chief Human Resources Officer	2004
Tina Blasi	51	Chief Executive Officer, National Imaging Associates	2008

        Information for René Lerer, M.D. is presented above under "Directors."

        Jonathan N. Rubin became Chief Financial Officer of the company in September 2008. Prior to joining the company at that time, he served as Senior Vice President, Dental and Vision for CIGNA Healthcare and Senior Vice President and Chief Financial Officer of the HealthCare Division of CIGNA Healthcare, CIGNA's largest division, from 2004 to 2008. He previously served in various capacities with CIGNA from 1985 to 2004.

        Raju L. Mantena, R.Ph. has served as the President of ICORE Healthcare, LLC ("ICORE") since 2003; the company acquired ICORE in July 2006. Prior to founding ICORE, Mr. Mantena founded and served as president of Oncoscripts, an oncology-focused pharmacy company. He also co-founded International Oncology Network, an oncology-specific group purchasing organization. Between 1993 and 1997, Mr. Mantena co-founded companies in the home infusion and physician practice management areas.

        Daniel N. Gregoire became General Counsel and Secretary in January 2005. Mr. Gregoire was formerly Executive Vice President, General Counsel and Secretary of Oxford Health Plans, Inc., a New York Stock Exchange-listed managed care company, from 2000 to 2004. Prior to joining Oxford, Mr. Gregoire was an attorney and shareholder with Sheehan Phinney Bass + Green P.A., a Manchester, New Hampshire-based law firm, from 1981 to 2000.

        Caskie Lewis-Clapper became Chief Human Resources Officer of the company in 2004. She previously held several senior positions in human resources since joining the company in 1999. Prior to joining Magellan, Ms. Lewis-Clapper served as senior director for human resources operations for Helix Health, a Baltimore, Maryland-based health care system. At Helix, she held a variety of senior leadership positions, including director of human resources and director of training and organization development.

        Tina Blasi became Chief Executive Officer of the company's radiology benefit management subsidiary, National Imaging Associates, Inc. ("NIA") in January, 2008. Prior to joining NIA, Ms. Blasi co-founded and served, from 1999 to 2007, as chief operating officer of Lumenos, a privately held consumer-directed health plan which was acquired by WellPoint, Inc. in 2005. She previously served as chief operating officer and in other senior management positions with Value Behavioral Health.

Employment Contracts and Termination of Employment and Change of Control Payments

        The following is a description of certain provisions of employment agreements between the company and the Named Executive Officers. The company entered into certain amendments to the employment agreement with Dr. Lerer on December 16, 2008 and with Messrs. Mantena and Gregoire and Ms. Lewis-Clapper on December 1, 2008, to make various non-material changes to ensure compliance with IRC Section 409A. For information on Mr. Shulman's transition agreement entered-into on February 19, 2008, see "Executive Compensation—Compensation Discussion and Analysis—Transition Agreement with Mr. Shulman."

        René Lerer, M.D.    In connection with his appointment to the position of president and chief executive officer on February 19, 2008, the company entered into a new employment agreement with Dr. Lerer, as amended on December 16, 2008. He previously served as chief operating officer under an employment agreement which was superseded by the new employment agreement. The new agreement is for a three-year term beginning on February 19, 2008, with automatic renewals for additional one-year terms, unless sooner terminated as provided in the agreement. Any failure to renew the agreement by the company is considered a termination without cause. The company is required to pay Dr. Lerer a base salary of $900,000 per year, with annual review for increase by the board or a duly authorized committee. Effective April 1, 2009, Dr. Lerer's base salary was increased by 2% to $918,000. Dr. Lerer is entitled to an annual target bonus opportunity of 100% of base salary with the ability to earn up to 200% of base salary at the discretion of the board or a duly authorized committee, subject to achievement of performance targets fixed by the board or a duly authorized committee under the applicable management incentive plan operated by the company. The committee may, in its discretion, authorize the company to pay to Dr. Lerer additional bonus amounts if it finds that it is warranted under the circumstances. The agreement also provides that the company will make an annual equity grant to Dr. Lerer as determined by the board or a duly authorized committee based on performance and compensation trends in the industry. As part of an agreed-upon equity package negotiated as part of his new employment agreement, the company on March 5, 2008 made the following awards to Dr. Lerer: options to purchase 206,781 shares exercisable at $41.47 per share and an RSU award for 22,305 shares, both of which vest in one-third increments on March 5, 2009, 2010 and 2011. The agreement provides for benefits commensurate with Dr. Lerer's position and a company car allowance of up to $25,000 per year. The agreement also provides for severance payments upon termination as follows:

  •
  Termination due to resignation by Dr. Lerer:  If Dr. Lerer resigns without good reason as described below, he would receive all base salary accrued through the date of termination, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans, and only vested options would be exercisable for a limited time after termination.

  •
  Termination without cause by the company or with good reason by Dr. Lerer:  Upon any such termination, Dr. Lerer would receive all base salary accrued through the date of termination and pro rata target bonus for the year in which termination occurs, severance equal to two times the sum of base salary plus target bonus payable in a single cash installment immediately after termination, accelerated vesting of all outstanding equity awards not yet vested, with all vested options remaining exercisable for two years after termination (options that are not exercisable as of the date of termination because the applicable performance conditions have not been satisfied will not become exercisable unless and until the applicable conditions are satisfied during such two-year period), continued participation by himself and his eligible dependents in all medical, dental and hospitalization coverages until he and his spouse reach age 65, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans. Under the employment agreement, good reason for termination by Dr. Lerer includes a reduction of his base salary or bonus opportunity, a material diminution of his duties or authorities or a failure by the company to reelect him to the board, a change in his reporting responsibility to someone other than the board, any required relocation or any reason during the 30-day period immediately following the six-month anniversary of a change of control. The company estimates that if Dr. Lerer had terminated employment on December 31, 2008 under these circumstances, he would have been entitled to approximately $900,000 in bonus for the year of termination, $3,600,000 of severance, and the cost of making available to him and his spouse medical and dental coverage until each of them reaches age 65 ("continuing health coverage"), which is estimated at current cost as $133,945. In addition, the value of stock options and restricted stock awards which would have vested on an accelerated basis would have been $1,971,138 based on the closing price of the company's stock on that date. By the terms of the stock options and restricted stock awards, $1,104,292 of value (assuming the same $39.16 closing price) first became exercisable in the normal course between January 1, 2009 and March 31, 2009.

  •
  Termination without cause by the company or with good reason (as defined above) by Dr. Lerer in connection with, or within three years after, a change of control:  Upon any such termination, Dr. Lerer would receive all base salary accrued through the date of termination and pro rata target bonus for the year in which termination occurs, severance equal to three times the sum of base salary plus target bonus payable in a single cash installment immediately after termination, accelerated vesting of all outstanding equity awards not yet vested, with all vested options remaining exercisable for two years after termination (options that are not exercisable as of the date of termination because the applicable performance conditions have not been satisfied will not become exercisable unless and until the applicable conditions are satisfied during such two-year period), continued participation by himself and his eligible dependents in all medical, dental and hospitalization coverages until he and his spouse reach age 65, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans. The company estimates that if Dr. Lerer had terminated employment on December 31, 2008 under these circumstances, he would have been entitled to approximately $900,000 in bonus for the year of termination, $5,400,000 of severance, and the cost of continuing health coverage for him and his spouse, which is estimated at current cost as $133,945. In addition, the value of stock options and restricted stock awards which would have vested on an accelerated basis would have been $1,971,138, based on the closing price of the company's stock on that date. By the terms of the stock options and restricted stock awards, $1,104,292 of value (assuming the same $39.16 closing price) first became exercisable in the normal course between January 1, 2009 and March 31, 2009.

  •
  Termination with cause:  Upon any such termination, Dr. Lerer would receive all base salary accrued through the date of termination, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans, and all stock options would terminate on the date of termination.

  •
  Termination for death or disability:  Upon any such termination, Dr. Lerer would receive all base salary accrued through the end of the month in which termination occurs and pro rata target bonus for the year in which termination occurs, if termination is due to disability a cash payment equal to two times base salary plus target bonus, accelerated vesting of all outstanding equity awards not yet vested with all options remaining exercisable for two years, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans. The company estimates that if Dr. Lerer had terminated employment on December 31, 2008 under these circumstances, he would have been entitled to approximately $900,000 in bonus for the year of termination, $3,600,000 of severance and the cost of continuing health coverage for him and his spouse, which is estimated at current cost as $133,945. In addition, the value of stock options and restricted stock awards which would have vested on an accelerated basis would be $1,971,138 based on the closing price of the company's stock on that date. By the terms of the stock options and restricted stock awards, $1,104,292 of value (assuming the same $39.16 closing price) first became exercisable in the normal course between January 1, 2009 and March 31, 2009.

        In addition, if any of the payments or benefits received by Dr. Lerer in connection with a change of control or termination of employment is subject to excise tax under Section 4999 of the IRC, then the company is required to pay Dr. Lerer an additional gross-up amount such that the net amount retained by him after the payment of the excise tax and any income and excise tax due on such additional amount, will equal the amount to which he was entitled before the imposition of such income and excise tax on him. The company estimates that Dr. Lerer would not have received a gross-up payment with respect to excise tax under Section 4999 of the IRC if his employment had terminated on December 31, 2008.

        Following termination of employment, Dr. Lerer will be subject to a non-competition covenant and covenants prohibiting him from soliciting any company customers or employees for a period of one year following his termination or any longer period for which he continues to receive or is paid base salary in a lump sum, although receipt of any payment described above has not been conditioned on fulfillment of these covenants.

        Jonathan N. Rubin.    In connection with his appointment as the company's chief financial officer, the company entered into an employment agreement and related amendment no. 1 with Mr. Rubin on August 11, 2008. The agreement provides for an initial one-year term beginning on September 8, 2008, the date on which he began serving as the chief financial officer, which is automatically renewed for successive one year terms unless either party provides notice of non-renewal at least 180 days prior to the end of any then-existing term. Any failure to renew the agreement by the company is considered a termination without cause. The company is required to pay Mr. Rubin a base salary of $400,000 per year, with annual review for increase by the company. Effective April 1, 2009, Mr. Rubin's base salary was increased by 2% to $408,000. Mr. Rubin is entitled to an annual target bonus opportunity of 60% of his base salary under the STIP. For the partial year remaining in 2008, Mr. Rubin's target bonus opportunity was 20% of his base salary. Mr. Rubin also received a sign-on grant of options under the 2008 MIP for 75,358 shares exercisable at $40.68 per share and vesting in one-third increments on October 1, 2009, 2010 and 2011. Mr. Rubin will also be entitled to benefits and participation in other compensation plans, including annual incentive and stock option plans, on a basis at least as favorable as other similarly situated senior level executives of the company. The agreement also provides for severance payments upon termination as follows:

  •
  Termination due to resignation by Mr. Rubin:  If Mr. Rubin resigns without good reason as described below, he would receive all base salary and paid time off accrued through the date of termination, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans, and only vested options would be exercisable for a limited time after termination.

  •
  Termination without cause by the company:  Upon any such termination, Mr. Rubin would receive all base salary and paid time off accrued through the date of termination, and any other payments payable under applicable benefit plans, the vested portion of any retirement, deferred compensation or other benefit plan, including vested stock options or restricted stock awards, and the continued payment of his base pay for a period of twelve months after the date of termination. Also, the company may in its discretion pay him a pro rata portion of any bonus that he would have earned had he been employed for the full calendar year, conditioned on the satisfaction of financial targets established by the board in the STIP. The agreement is considered terminated without cause by the company if, among other things, Mr. Rubin's position is relocated or a material reduction in his base salary, or if the company provides notice of non-renewal of a then-existing term of the agreement. The company estimates that if Mr. Rubin had terminated employment on December 31, 2008 under these circumstances, he would have been entitled to approximately $400,000 of continued base pay and $9,962 in additional payments and benefits. He would not have received any value for his stock options, since no portion of them were yet vested.

  •
  Termination without cause by the company or with good reason by Mr. Rubin in connection with, or within two years after, a change of control:  Upon any such termination, Mr. Rubin would be entitled to receive all base salary and paid time off accrued through the date of termination and pro rata target bonus for the year in which termination occurs, severance equal to two times the sum of base salary plus target bonus payable in a single cash installment immediately after termination, accelerated vesting of his stock options, and any other payments payable under applicable benefit plans, the vested portion of any retirement, deferred compensation or other benefit plan, including vested stock options or restricted stock awards. Under the employment agreement, good reason for termination by Mr. Rubin for these purposes includes a material reduction in his salary (unless the reduction is comparable in degree to reductions taking place for all other employees of comparable rank) or his bonus opportunity, a material diminution in his duties or responsibilities or a relocation. The company estimates that if Mr. Rubin had terminated employment on December 31, 2008 under these circumstances, he would have been entitled to approximately $80,000 in bonus for the year of termination, $1,280,000 of severance, and 14,943 in additional payments and benefits. In addition, the value of his stock options which would have vested on an accelerated basis would have been negative, based on the closing price of the company's stock on that date ($39.16). By the terms of those stock options, they would not otherwise become exercisable in the normal course between January 1, 2009 and March 31, 2009.

  •
  Termination with cause:  Upon any such termination, Mr. Rubin would receive all base salary accrued through the date of termination, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans, and all stock options would terminate on the date of termination.

  •
  Termination for death or disability:  Upon any such termination, Mr. Rubin would receive all base salary and paid time off accrued through the date of termination, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans, and only vested options would be exercisable for a limited time after termination. Also, the company may in its discretion pay him (or his estate) a pro rata portion of any bonus that he would have earned had he been employed for the full calendar year, conditioned on the satisfaction of financial targets established by the board in the STIP. If Mr. Rubin had terminated employment on December 31, 2008 under these circumstances, he would not have received any value for his stock options, since no portion of them were yet vested.

        In addition, if any of the payments or benefits received by Mr. Rubin in connection with a change of control or termination of employment is subject to excise tax under Section 4999 of the IRC, then the company is required to pay Mr. Rubin an additional gross-up amount such that the net amount retained by him after the payment of the excise tax and any income and excise tax due on such additional amount, will equal the amount to which he was entitled before the imposition of such income and excise tax on him. The company estimates that Mr. Rubin would have received a gross-up payment of approximately $540,531 with respect to excise tax under Section 4999 of the IRC if his employment had terminated on December 31, 2008.

        Following his termination under any circumstances, Mr. Rubin will be subject to a non-competition covenant and covenants prohibiting him from soliciting any company customers or soliciting or hiring employees for a period of one year following his termination or any longer period for which he continues to receive base salary, or in respect of which base salary is paid in a lump sum.

        Raju L. Mantena, R.Ph.    Under the employment agreement between Mr. Mantena and the company, Mr. Mantena serves as President and Chief Executive Officer of the company's ICORE Healthcare, LLC ("ICORE") subsidiary and Senior Vice President of the company's Specialty Pharmacy Strategic Business Unit. The agreement, which was entered into in connection with the company's acquisition of ICORE, of which Mr. Mantena was a principal owner, was for an initial term beginning at the July 31, 2006 closing of the acquisition and ending on December 31, 2008. The agreement was amended on December 1, 2008. The agreement automatically renews for additional one-year terms, unless sooner terminated as provided in the agreement. Any failure to renew the agreement by the company is considered a termination without cause. The agreement was automatically renewed as of January 1, 2009. The agreement provided for a base salary to Mr. Mantena of $270,000 with reviews from time to time by the company. Mr. Mantena's base salary for 2008 and 2009 was set at $270,000. Mr. Mantena is not entitled to an annual bonus or participation in any other incentive plan under the terms of his employment agreement, although the company may choose to make awards to Mr. Mantena if it considers them appropriate. In connection with the acquisition of ICORE, the company caused Mr. Mantena to purchase 470,455 shares of restricted stock which were to vest one half on July 31, 2008 and another half on July 31, 2009, provided that he remain employed by the company or one of its subsidiaries through those vesting dates. The Employment Agreement also provides for severance payments upon termination as follows:

  •
  Termination due to resignation by Mr. Mantena:  If Mr. Mantena resigns without good reason as described below, he would receive all base salary accrued through the date of termination, accrued paid time off and the vested portion of his account under the company's deferred compensation and other benefit plans.

  •
  Termination without cause by the company or for good reason (as defined below) by Mr. Mantena:  Upon any such termination, Mr. Mantena would receive all base salary accrued through the date of termination, a continuation of his base salary over the next 12 months, continued employer contributions to COBRA coverage and any other payments payable under applicable benefit plans, including the company's deferred compensation plan. Under the employment agreement, good reason for termination by Mr. Mantena includes a material breach by the company of the employment agreement or the merger agreement by which the company acquired ICORE, a material reduction in his duties or title, or a change or termination of any benefit plan in which he participates that has an adverse effect on him in comparison to other executives of similar rank. The company estimates that if Mr. Mantena terminated employment on December 31, 2008 under these circumstances, he would have been entitled to approximately $270,000 in continuation of base salary and $0 in additional payments and benefits.

  •
  Termination by Mr. Mantena within 120 days of a change in control:  Under the terms of the subscription agreement under which he purchased 470,455 restricted shares in connection with the ICORE acquisition, upon any such termination, the remaining restrictions on those shares will lapse. Restrictions remain on 235,227 shares, which are valued at $9,211,489 at the December 31, 2008 closing price ($39.16).

  •
  Termination with cause:  Upon any such termination, Mr. Mantena would receive base salary accrued through the date of termination, accrued paid time off and the vested portion of his account under the company's deferred compensation and other benefit plans.

  •
  Termination for death or disability:  Upon any such termination, Mr. Mantena would receive all base salary and accrued paid time off through the date of termination and the vested portion of any retirement, deferred compensation or other benefit plan.

        Following his termination, Mr. Mantena will be subject to a non-competition covenant and covenants prohibiting him from soliciting any company customers or employees for a period of two years following his termination.

        Daniel N. Gregoire.    Under the employment agreement between Mr. Gregoire and the company, effective January 24, 2005, as amended on July 28, 2006 and December 1, 2008, Mr. Gregoire serves as Executive Vice President, General Counsel and Secretary of the company. The agreement was for a one-year term ending on December 31, 2005, with automatic renewals for additional one-year terms, unless sooner terminated as provided in the agreement. Any failure to renew the agreement by the company is considered a termination without cause. The agreement was automatically renewed as of January 1, 2009. The company will pay Mr. Gregoire a base salary of $325,000 per year, with annual review for increase by the board or a duly authorized committee thereof. Mr. Gregoire's base salary for 2008 was set at $362,066. Effective April 1, 2009, Mr. Gregoire's base salary was increased to $373,307. Mr. Gregoire is entitled to an annual target bonus opportunity of 50% of base salary, subject to achievement of performance targets under the applicable management incentive plan operated by the company. Under the agreement, the company granted Mr. Gregoire 50,000 options to purchase shares at an exercise price of $36.16 on January 24, 2005 with a ten-year term. The agreement provides for benefits commensurate with Mr. Gregoire's position. The agreement also provides for severance payments upon termination as follows:

  •
  Termination due to resignation by Mr. Gregoire:  If Mr. Gregoire resigns without good reason as described below, he would receive all base salary accrued through the date of termination, accrued paid time off and the vested portion of his account under the company's deferred compensation and other benefit plans, including stock option and restricted stock awards.

  •
  Termination without cause by the company or for good reason by Mr. Gregoire:  Upon any such termination, Mr. Gregoire would receive all base salary accrued through the date of termination, if termination occurs after June 30 pro rata target bonus for the year in which termination occurs, severance equal to the sum of base salary plus target bonus payable in a single cash installment immediately after termination, any other amounts accrued and unpaid as of the date of termination and any other payments payable under applicable benefit plans, including the company's deferred compensation plan and his stock options and restricted stock awards. Under the employment agreement, good reason for termination by Mr. Gregoire includes a reduction in his base salary, a material diminution in his duties and authorities, a change in reporting responsibility, or a relocation. The company estimates that if Mr. Gregoire terminated employment on December 31, 2008 under these circumstances, he would have been entitled to approximately $181,033 in bonus for the year of termination, $543,099 in severance and $13,180 in additional payments and benefits.

  •
  Termination without cause by the company or for good reason by Mr. Gregoire in connection with or within two years after a change in control:  Upon any such termination, Mr. Gregoire would receive all base salary accrued through the date of termination and pro rata target bonus for the year in which termination occurs, severance equal to two times the sum of base salary and target bonus payable in a single cash installment immediately after termination, accelerated vesting of all stock options granted from January 3, 2004 to March 10, 2005, COBRA benefits for eighteen months after termination and any other amounts accrued and unpaid as of the date of termination. Under the employment agreement, good reason for termination by Mr. Gregoire for these purposes includes a material reduction in his salary (unless the reduction is comparable in degree to reductions taking place for all other employees of comparable rank) or his bonus opportunity, a material diminution in his duties or responsibilities or a relocation. The company estimates that if Mr. Gregoire terminated employment on December 31, 2008 under these circumstances, he would have been entitled to approximately $181,033 in bonus for the year of termination, $1,086,198 in severance, and $19,770 in additional payments and benefits. In addition, the value of stock options and restricted stock awards which would have vested on an accelerated basis, would have been $257,280, based on the closing price of the company's stock on that date ($39.16). By the terms of the stock options and restricted stock awards, $153,976 of value (assuming the same $39.16 closing price) first became exercisable in the normal course between January 1, 2009 and March 31, 2009.

  •
  Termination with cause:  Upon any such termination, Mr. Gregoire would receive base salary accrued through the date of termination, accrued paid time off and the vested portion of his account under the company's deferred compensation and other benefit plans, including stock options and restricted stock awards.

  •
  Termination for death or disability:  Upon any such termination, Mr. Gregoire would receive all base salary and accrued paid time off through the date of termination and the vested portion of any retirement, deferred compensation or other benefit plan, including stock option or restricted stock awards. In addition, the company may pay Mr. Gregoire a pro rata potion of any bonus for any bonus plan in which he participates in the year of termination, subject to achievement of applicable performance objectives.

        In addition, if any of the payments or benefits received by Mr. Gregoire in connection with a change of control or termination of employment is subject to excise tax under Section 4999 of the IRC, then the company is required to pay Mr. Gregoire an additional gross-up amount such that the net amount retained by him after the payment of the excise tax and any income and excise tax due on such additional amount, will equal the amount to which he was entitled before the imposition of such income and excise tax on him. The company estimates that Mr. Gregoire would not have received a gross-up payment with respect to excise tax under Section 4999 of the IRC if his employment had terminated on December 31, 2008.

        Following his termination, Mr. Gregoire will be subject to a non-competition covenant and covenants prohibiting him from soliciting any company customers or employees for a period of one year following his termination or any longer period for which he continues to receive or is paid in a lump sum base salary, although receipt of any payment described above has not been conditioned on fulfillment of these covenants.

        Caskie Lewis-Clapper.    Under the employment agreement between Ms. Lewis-Clapper and the company, effective August 2, 2004, as amended on July 28, 2006 and December 1, 2008, Ms. Lewis-Clapper serves as Chief Human Resources Officer of the company. The agreement is for a one-year term ending on August 1, 2005, with automatic renewals for additional one-year terms, unless sooner terminated as provided in the agreement. Any failure to renew the agreement is considered a termination without cause. The agreement was automatically renewed as of August 2, 2008. The company will pay Ms. Lewis-Clapper a base salary of $250,000 per year, with annual review and adjustment by the company. Ms. Lewis-Clapper's base salary for 2008 was set at $293,871 effective April 1, 2008. Effective April 1, 2009, Ms. Lewis-Clapper's base salary was increased to $303,748. Ms. Lewis-Clapper is not entitled to any specific annual bonus opportunity under the agreement. Ms. Lewis-Clapper is also not entitled to any specific equity awards under her agreement. The agreement provides for severance payments upon termination as follows:

  •
  Termination due to resignation by Ms. Lewis- Clapper:  If Ms. Lewis-Clapper resigns without good reason as described below, she would receive all base salary accrued through the date of termination, accrued paid time off and the vested portion of her account under the company's deferred compensation and other benefit plans, including stock option and restricted stock awards.

  •
  Termination without cause by the company:  Upon any such termination, Ms. Lewis-Clapper would receive all base salary and paid time off accrued through the date of termination, and any other payments payable under applicable benefit plans, including the company's deferred compensation plan and her stock options and restricted stock awards. She would also be entitled to a continuation of her base salary as of the date of termination for a period of twelve months after the date of termination. The company may in its discretion pay her on a pro-rated basis the amount of bonus that she would have earned had she been employed for the full calendar year, conditioned on the satisfaction of financial targets established by the board. The agreement is considered terminated without cause by the company if, among other things, Ms. Lewis-Clapper's position is relocated or her base salary is reduced to less than $250,000. The company estimates that if Ms. Lewis-Clapper terminated employment on December 31, 2008 under these circumstances, she would have been entitled to approximately $293,871 in continuation of base salary and $9,962 in additional payments and benefits.

  •
  Termination without cause by the company or with good reason by Ms. Lewis-Clapper in connection with or within two years after a change in control:  Upon any such termination, Ms. Lewis-Clapper would receive all base salary accrued through the date of termination and pro rata target bonus for the year in which termination occurs, severance equal to two times the sum of base salary and target bonus payable in a single cash installment immediately after termination, accelerated vesting of all stock options granted from January 4, 2004 to March 10, 2005, COBRA benefits for eighteen months after termination and any other amounts accrued and unpaid as of the date of termination. Under the employment agreement, good reason for termination by Ms. Lewis-Clapper for these purposes includes a reduction in her salary (unless the reduction is comparable in degree to reductions taking place for all other employees of comparable rank) or her bonus opportunity, a material diminution in her duties or responsibilities or a relocation. The company estimates that if Ms. Lewis-Clapper terminated employment as of December 31, 2008 under these circumstances, she would have been entitled to approximately $146,936 in bonus for the year of termination, $881,613 in severance, and $14,943 in additional payments and benefits. In addition, the value of stock options which would have vested on an accelerated basis, would have been $265,547 based on the closing price of the company's stock on that date ($39.16).

  •
  Termination with cause:  Upon any such termination, Ms. Lewis-Clapper would receive base salary accrued through the date of termination, accrued paid time off and the vested portion of her account under the company's deferred compensation and other benefit plans, including stock options and restricted stock awards.

  •
  Termination for death or disability:  Upon any such termination, Ms. Lewis-Clapper would receive all base salary and accrued paid time off through the date of termination and the vested portion of any retirement, deferred compensation or other benefit plan, including stock options or restricted stock awards. In addition, the company may pay Ms. Lewis-Clapper a pro rata portion of any bonus for any bonus plan in which she participates in the year of termination, subject to achievement of applicable performance objectives.

        In addition, if any of the payments or benefits received by Ms. Lewis-Clapper in connection with a change of control or termination of employment is subject to excise tax under Section 4999 of the IRC, then the company is required to pay Ms. Lewis-Clapper an additional gross-up amount such that the net amount retained by her after the payment of the excise tax and any income and excise tax due on such additional amount, will equal the amount to which she was entitled before the imposition of such income and excise tax on her. The company estimates that Ms. Lewis-Clapper would not have received a gross-up payment with respect to excise tax under Section 4999 of the IRC if her employment had terminated on December 31, 2008.

        Following her termination, Ms. Lewis-Clapper will be subject to a non-competition covenant and covenants prohibiting her from soliciting any company customers or employees for a period of one year following her termination or any longer period for which she continues to receive or is paid in a lump sum base salary, although receipt of any payment described above has not been conditioned on fulfillment of these covenants.

  Change in Control Definitions

        For purposes of Dr. Lerer's employment agreement, a "change in control" will occur if (i) any person or group becomes the beneficial owner of 30% or more of the company's voting stock, (ii) a majority of the members of the board no longer consist of individuals serving on the date the agreement was entered into or whose election or nomination was supported by two-thirds of the incumbent directors, (iii) the company adopts a plan of liquidation providing for the distribution of all or substantially all of the company's assets, (iv) all or substantially all of the assets of the company are disposed of through a merger, consolidation, share exchange, reorganization or other transaction unless the existing shareholders continue to own a majority of the voting interests in the entity that succeeds to the company's business, or (v) the company combines with another company and is the surviving corporation but the existing shareholders own 50% or less of the voting interests in the combined company. For purposes of Mr. Rubin's, Mr. Gregoire's and Ms. Lewis-Clapper's amended employment agreements, a "change in control" will occur if (i) any person or group becomes the beneficial owner of 51% or more of the company's voting stock, (ii) a majority of the members of the board no longer consist of individuals serving on the date of their employment agreement amendments or whose election or nomination was supported by a majority of the incumbent directors, (iii) the company's board and, if required, the shareholders approve the dissolution of the company or a plan of liquidation or comparable plan providing for the disposition of all or substantially all of the company's assets, (iv) all or substantially all of the assets of the company are disposed of through a merger, consolidation, share exchange, reorganization or other transaction unless the existing shareholders continue to own a majority of the voting interests in the entity that succeeds to the company's business, or (v) the company merges or combines with another company and the existing shareholders own 50% or less of the voting interests in the successor company.

Certain Relationships and Related Party Transactions

        Robert Le Blanc, who is our lead director, is a Managing Director of Onex. Pursuant to the company's Plan of Reorganization and a Stock Purchase Agreement dated as of December 18, 2003, Magellan Holdings LP ("Holdings"), an affiliate of Onex, purchased 8,552,700 shares of Multiple and Variable Vote Restricted Common Stock ("Multi-Vote Common Stock") of the company. Since consummation of the plan of reorganization, Onex purchased from the company additional shares of Multi-Vote Common Stock as partial fulfillment of a commitment by Holdings pursuant to the Stock Purchase Agreement. Onex converted all of its Multi-Vote Common Stock into common stock and sold those shares as of May 20, 2005, June 2, 2005 and November 9, 2005. Under the company's plan of reorganization, certain of its creditors, including Onex, were given the option to receive shares of common stock or in lieu of such shares $9.78 per share in cash. In order to fund these cash payments, under the Stock Purchase Agreement, Holdings committed to purchase additional shares of common stock at the same $9.78 per share price. The company did not issue any shares to Holdings under this commitment in 2008, although it may do so in the future. The company does not expect any future issuances of shares to Holdings under this arrangement to be material in amount.

        Allen Wise, one of our directors who resigned on February 24, 2009, served as the non-executive chairman of the board of directors of Coventry Health Care, Inc. He resigned from the company's board in connection with assuming the position of president and chief executive officer of Coventry on

January 30, 2009. The company has a behavioral health services agreement with a subsidiary of Coventry under which the company derived revenues of approximately $2.4 million during 2008.

        William McBride, one of our directors, also serves on the board of directors of AmeriGroup Corporation, a publicly traded sponsor of Medicaid and Medicare health plans. The company has a radiology benefits management agreement with a subsidiary of AmeriGroup under which the company derived revenues of approximately $0.4 million during 2008.

        In connection with the end of his service as the chief executive officer of the company, the company entered into a transition agreement with Steven J. Shulman on February 19, 2008. The agreement provided for payment of 2007 and pro rated 2008 bonus and certain other payments and benefits to Mr. Shulman, as described under "Executive Compensation—Compensation Discussion and Analysis—Transition Agreement with Mr. Shulman." The bonus and other payments and other benefits paid to Mr. Shulman in cash are valued in the aggregate at approximately $6.5 million. The transition agreement also provided for Mr. Shulman to continue serving as the non-executive chairman of the board of directors at modified compensation which is greater than the directors' fees paid to other members of the board. Under this agreement, he was to receive $500,000 in cash per year and an award of 13,528 restricted shares valued at $500,000, vesting on May 19, 2009, for his continued board service. See "Corporate Governance and Related Matters—Directors' Compensation." Mr. Shulman resigned from the board as of February 25, 2009. In connection with his resignation from the board, the company agreed with Mr. Shulman to accelerate the vesting of his award of restricted shares to February 25, 2009, the effective date of his resignation from the board.

        In connection with his resignation as chief financial officer, the company entered into an amendment to the employment agreement with Mark S. Demilio. The amendment provides for eligibility for a pro rated portion of his target bonus of 75% of his base salary for his service in 2008, subject to the terms and conditions of the STIP. The amendment also provides for accelerated vesting on the date of termination of his then-outstanding equity awards that would otherwise have vested in the first quarter of 2009 had he continued his employment through that time, subject to applicable performance hurdles. In total, options to purchase 109,463 shares were accelerated under this agreement. See "Executive Compensation—Compensation Discussion and Analysis—Arrangements in Connection with Resignation of Mr. Demilio." On February 27, 2009, we awarded him a bonus of $553,938, or 153% of his target bonus of 75% of his base salary. This award was based on the company exceeding its performance target for 2008.

Report of Audit Committee

        The primary function of the Audit Committee is to assist the board of directors in fulfilling its financial oversight responsibility by reviewing the company's financial statements, the other financial information that is proposed to be provided to the shareholders, the periodic financial reports filed with the SEC, the system of internal controls which management and the board of directors have established and the audit process. The committee operates pursuant to a written charter, a copy of which is available on the Corporate Governance section of the company's internet site at www.MagellanHealth.com. As set forth in the charter, management of the company is responsible for the preparation, presentation and integrity of the company's financial statements. Management of the company is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of the company's financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The independent auditors are accountable to the board and the Audit Committee. The Audit Committee has the authority and responsibility to retain and terminate the company's independent auditors.

        In performance of this oversight function, the committee has considered and discussed the audited financial statements with management and the independent auditors. The committee has also discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The committee has also received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors' communications with the committee concerning independence, and has discussed with the independent auditors the independent auditors' independence.

        The members of the Audit Committee are advised by the independent auditors. The independent auditors are experts in the fields of accounting and auditing, including in respect of auditor independence. Members of the committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, management is solely responsible for maintaining appropriate accounting and financial reporting principles and policies and internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the company's financial statements has been carried out in accordance with generally accepted auditing standards or that the company's auditors are in fact "independent."

        Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the committee referred to above and in the charter, the committee recommended to the board that the audited financial statements be included in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the Securities and Exchange Commission.

                      The Audit Committee

                      Michael P. Ressner (Chairman)
                      William J. McBride
                      Michael Diament

        The information set forth above under the headings "Report of Management Compensation Committee" and "Report of Audit Committee" does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the filing specifically incorporates such information by reference therein.

 PROPOSAL NUMBER TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        Following the recommendation of our Audit Committee, our board of directors has appointed and recommends shareholder ratification of Ernst & Young LLP as our independent auditors for the fiscal year 2009. Representatives of Ernst & Young LLP will be present at the meeting to respond to appropriate questions and to make such statements as they may desire.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
"FOR" PROPOSAL NUMBER TWO.

 Audit, Audit-Related, Tax and Other Fees

  Approval of Audit and Non-Audit Services

        Ernst & Young LLP was our independent auditor for the year ending December 31, 2008, and has been selected by our audit committee to be our independent auditor for the year ending December 31, 2009. Under the Audit Committee's policy, all audit, audit-related, tax and all other services must be pre-approved by the Audit Committee. The policy does not provide for a de minimus exception to the pre-approval requirements. Accordingly, all of the 2008 fees described below were pre-approved by the full Audit Committee.

2008 and 2007 Audit, Audit-Related, Tax and Other Fees

        The table below sets forth the total fees and expenses billed and expected to be billed by Ernst & Young for audit, audit-related, tax and other services during 2008 and 2007.

Audit, Audit-Related, Tax and Other Fees

	2008 Actual Fees	2007 Actual Fees
Audit Fees(1)	$3,586,140	$3,339,951
Audit-Related Fees(2)(3)	170,100	222,763
Tax Fees(2)(4)	8,575	38,314

Total Fees(2)	$3,764,815	$3,601,028

(1)
Includes fees and expenses related to the fiscal year audit and interim reviews, audit of internal controls, audit procedures in connection with acquisition activity and SEC filing-related services, notwithstanding when the fees and expenses were billed or when the services were rendered.

(2)
Includes fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed.

(3)
Includes fees related to employee benefit plans ($56,700) and SAS 70 work ($113,400) in 2008 and fees related to employee benefit plans ($82,500), SAS 70 work ($100,000), insurance regulatory review ($10,000) and an agreed-upon procedures letter ($30,263) in 2007.

(4)
Includes federal tax compliance and advisory services.

ADDITIONAL INFORMATION

Shareholder Proposals

        In order to be considered for inclusion in our proxy statement and form of proxy relating to the 2010 annual meeting of shareholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, a shareholder proposal must be received by our Secretary at our principal offices in Avon, Connecticut, on or before December 9, 2009. A shareholder proposal submitted for inclusion in our proxy statement and form of proxy must also comply with the other requirements set forth in Rule 14a-8. Any shareholder proposal to be presented at the 2010 annual meeting of shareholders that is not submitted in accordance with Rule 14a-8 will be untimely unless it is received by our Secretary at least 90 days prior to the anniversary of the 2009 annual meeting of shareholders (February 18, 2010) and may not be presented for a vote unless it is also otherwise in compliance with the requirements set forth in our by-laws.

 Solicitation

        All costs and expenses associated with soliciting proxies will be borne by us. In addition to the use of the mails, proxies may be solicited by the directors, officers and our employees by personal interview, telephone or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of our common stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith. In addition, we have retained MacKenzie Partners, a proxy-soliciting firm, to assist in the solicitation of proxies and will pay that firm a fee of approximately $7,500, plus reimbursement for out-of-pocket expenses. The company will bear the total amount of those fees and expenses. The company's engagement of MacKenzie Partners provides for the solicitation of institutions, money managers and other professional investors and individual investors; strategic advice on proxy solicitation matters; and distribution of proxy materials by MacKenzie Partners.

OTHER MATTERS

        As of the date of this proxy statement, the board of directors is not aware of any other business or matters to be presented for consideration at the meeting other than as set forth in the notice of meeting attached to this proxy statement. However, if any other business shall come before the meeting or any adjournment or postponement thereof and be voted upon, the enclosed proxy shall be deemed to confer discretionary authority on the individuals named to vote the shares represented by such proxy as to any such matters.

REQUESTS FOR MORE INFORMATION

        We will provide without charge to each beneficial holder of our common stock on the record date, upon the written or oral request of any such person, a copy of our Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2008, as filed with the Securities and Exchange Commission. We will also provide to any person without charge, upon request, a copy of our Code of Ethics for Directors, Code of Ethics for Covered Officers and Corporate Compliance Handbook for all employees. Any such requests should be made in writing or by telephone to the Investor Relations Department, Magellan Health Services, Inc., 55 Nod Road, Avon, Connecticut 06001, tel. (877) 645-6464. Our 2008 Annual Report, Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (without exhibits), Code of Ethics for Directors, Code of Ethics for Covered Officers, Corporate Compliance Handbook, and other Securities and Exchange Commission filings are also available on our internet site at www.MagellanHealth.com. We intend to disclose future amendments to the provisions of the codes of ethics and handbook and material waivers from such codes of ethics and handbook, if any, made with respect to any of our directors and executive officers on our internet site.

PROXY	MAGELLAN HEALTH SERVICES, INC.	PROXY

PROXY FOR 2009 ANNUAL MEETING OF SHAREHOLDERS

ON MAY 19, 2009

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Dr. René Lerer, Chief Executive Officer, and Daniel N. Gregoire, Secretary, and each of them, attorneys with full power of substitution, to vote as directed below all shares of common stock of Magellan Health Services, Inc. registered in the name of the undersigned, or which the undersigned may be entitled to vote, at the 2009 Annual Meeting of Shareholders to be held in the Towpath Ballroom of the Avon Old Farms Hotel, 279 Avon Mountain Road, Avon, CT 06001, on May 19, 2009, at 9:00 a.m., local time, and at any adjournment or postponement thereof.

1.	Election of Directors.

Nominees for Election for Terms Expiring in 2012:

☐	FOR René Lerer, M.D.	☐	WITHHOLD AUTHORITY to vote for René Lerer, M.D.

☐	FOR Nancy L. Johnson	☐	WITHHOLD AUTHORITY to vote for Nancy L. Johnson

☐	FOR Eran Broshy	☐	WITHHOLD AUTHORITY to vote for Eran Broshy

2.	Ratification of Ernst & Young LLP as Independent Auditors for Fiscal Year 2009.

	☐ FOR	☐	AGAINST	☐	ABSTAIN

3.	As such proxies may in their discretion determine in respect of any other business properly to come before said meeting (the Board of Directors knowing of no such other business).

UNLESS THE STOCKHOLDER DIRECTS OTHERWISE, THIS PROXY WILL BE VOTED FOR ITEMS 1 and 2.

VOTE BY PROXY CARD: Date, sign and return to Proxy Services, American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 19, 2009.

The company’s proxy statement and form of proxy for its 2009 Annual Meeting of Shareholders to be held at 9:00 a.m., local time, on May 19, 2009, in the Towpath Ballroom of the Avon Old Farms Hotel, 279 Avon Mountain Road, Avon, Connecticut 06001, and its 2008 Annual Report to Shareholders, are available on the company’s internet site at www.MagellanHealth.com/ar and www.MagellanHealth.com/proxy.

(Please sign in the same form as name appears hereon. Executors and other fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing.)
	Dated		, 2009

Signature of Stockholder(s)

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS.